As filed with the Securities and Exchange Commission on December 10, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Asbury Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	5500	01-0609375
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2905 Premiere Parkway NW

Suite 300

Duluth, Georgia 30097

(770) 418-8200

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

George A. Villasana

Vice President, General Counsel and Secretary

Asbury Automotive Group, Inc.

2905 Premiere Parkway NW

Suite 300

Duluth, Georgia 30097

(770) 418-8200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Joel T. May

Neil Simon

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia 30309

(404) 521-3939

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
6.0% Senior Subordinated Notes due 2024	$400,000,000	100%	$400,000,000	$46,480
Guarantees of 6.0% Senior Subordinated Notes due 2024(2)	—	—	—	— (3)
Total	$400,000,000	100%	$400,000,000	$46,480

(1)	Estimated in accordance with Rule 457(f) under the Securities Act of 1933 solely for purposes of calculating the registration fee.
(2)	See inside facing page for registrant guarantors.
(3)	In accordance with Rule 457(n), no separate registration fee for the guarantees is payable.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant as Specified in its Charter(1)	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
AF Motors, L.L.C.	Delaware	5500	59-3604214
ANL, L.P.	Delaware	5500	59-3503188
Arkansas Automotive Services, L.L.C.	Delaware	5500	27-1386071
Asbury AR Niss L.L.C.	Delaware	5500	84-1666361
Asbury Atlanta AC L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta AU L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta BM L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta Chevrolet L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta Ford, LLC	Delaware	5500	38-3940402
Asbury Atlanta Hon L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta Hund L.L.C.	Delaware	5500	32-0410122
Asbury Atlanta Inf L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta Infiniti L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta Jaguar L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta K L.L.C.	Delaware	5500	80-0921323
Asbury Atlanta Lex L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta Nis L.L.C.	Delaware	5500	58-2241119
Asbury Atlanta Toy 2 L.L.C.	Delaware	5500	37-1732856
Asbury Atlanta Toy L.L.C.	Delaware	5500	26-2192047
Asbury Atlanta VB L.L.C.	Delaware	5500	46-1138538
Asbury Atlanta VL L.L.C.	Delaware	5500	58-2241119
Asbury Automotive Arkansas Dealership Holdings L.L.C.	Delaware	5500	71-0817515
ASBURY AUTOMOTIVE ARKANSAS L.L.C.	Delaware	5500	71-0817514
ASBURY AUTOMOTIVE ATLANTA II L.L.C.	Delaware	5500	26-1923764
Asbury Automotive Atlanta L.L.C.	Delaware	5500	58-2241119
Asbury Automotive Brandon, L.P.	Delaware	5500	59-3584655
Asbury Automotive Central Florida, L.L.C.	Delaware	5500	59-3580818
Asbury Automotive Deland, L.L.C.	Delaware	5500	59-3604210
Asbury Automotive Fresno L.L.C.	Delaware	5500	03-0508496
Asbury Automotive Group L.L.C.	Delaware	5500	23-2790555
Asbury Automotive Jacksonville GP L.L.C.	Delaware	5500	59-3512660
Asbury Automotive Jacksonville, L.P.	Delaware	5500	59-3512662
Asbury Automotive Management L.L.C.	Delaware	5500	23-2790555
Asbury Automotive Mississippi L.L.C.	Delaware	5500	64-0924573
Asbury Automotive North Carolina Dealership Holdings L.L.C.	Delaware	5500	56-2106587
Asbury Automotive North Carolina L.L.C.	Delaware	5500	52-2106838
Asbury Automotive North Carolina Management L.L.C.	Delaware	5500	52-2106838
Asbury Automotive North Carolina Real Estate Holdings L.L.C.	Delaware	5500	23-2983952
Asbury Automotive Oregon L.L.C.	Delaware	5500	52-2106837
Asbury Automotive Southern California L.L.C.	Delaware	5500	16-1676796
ASBURY AUTOMOTIVE ST. LOUIS II L.L.C.	Delaware	5500	26-2753770
Asbury Automotive St. Louis, L.L.C.	Delaware	5500	43-1767192
Asbury Automotive Tampa GP L.L.C.	Delaware	5500	13-3990508
Asbury Automotive Tampa, L.P.	Delaware	5500	13-3990509
Asbury Automotive Texas L.L.C.	Delaware	5500	13-3997031

Exact Name of Registrant as Specified in its Charter(1)	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
Asbury Automotive Texas Real Estate Holdings L.L.C.	Delaware	5500	75-2760935
Asbury CH Motors L.L.C.	Delaware	5500	59-3185442
Asbury Deland Hund, LLC	Delaware	5500	46-5171161
Asbury Deland Imports 2, L.L.C.	Delaware	5500	59-3629420
Asbury Fresno Imports L.L.C.	Delaware	5500	03-0508500
Asbury Ft. Worth Ford, LLC	Delaware	5500	38-3942921
Asbury Jax AC, LLC	Delaware	5500	45-0551011
Asbury Jax Holdings, L.P.	Delaware	5500	59-3516633
Asbury Jax Hon L.L.C.	Delaware	5500	02-0811016
Asbury Jax K L.L.C.	Delaware	5500	36-4572826
Asbury Jax Management L.L.C.	Delaware	5500	59-3503187
Asbury Jax VW L.L.C.	Delaware	5500	02-0811020
Asbury MS CHEV L.L.C.	Delaware	5500	06-1749057
Asbury MS Gray-Daniels L.L.C.	Delaware	5500	64-0939974
Asbury No Cal Niss L.L.C.	Delaware	5500	05-0605055
Asbury Sacramento Imports L.L.C.	Delaware	5500	33-1080505
Asbury SC JPV L.L.C.	Delaware	5500	27-3565233
Asbury SC LEX L.L.C.	Delaware	5500	27-3565101
Asbury SC TOY L.L.C.	Delaware	5500	27-3564690
ASBURY SO CAL DC L.L.C.	Delaware	5500	33-1080498
ASBURY SO CAL HON L.L.C.	Delaware	5500	33-1080502
Asbury So Cal Niss L.L.C.	Delaware	5500	59-3781893
Asbury South Carolina Real Estate Holdings L.L.C.	Delaware	5500	27-4085056
Asbury St. Louis Cadillac L.L.C.	Delaware	5500	43-1767192
ASBURY ST. LOUIS FSKR, L.L.C.	Delaware	5500	27-1076730
Asbury St. Louis Lex L.L.C.	Delaware	5500	43-1767192
Asbury St. Louis LR L.L.C.	Delaware	5500	43-1799300
Asbury St. Louis M L.L.C.	Delaware	5500	27-3214624
Asbury Tampa Management L.L.C.	Delaware	5500	59-3512657
ASBURY TEXAS D FSKR, L.L.C.	Delaware	5500	27-1076393
ASBURY TEXAS H FSKR, L.L.C.	Delaware	5500	27-1076640
Asbury-Deland Imports, L.L.C.	Delaware	5500	59-3604213
Atlanta Real Estate Holdings L.L.C.	Delaware	5500	58-2241119
Avenues Motors, Ltd.	Florida	5500	59-3381433
Bayway Financial Services, L.P.	Delaware	6141	59-3503190
BFP Motors L.L.C.	Delaware	5500	30-0217335
C & O Properties, Ltd.	Florida	5500	59-2495022
Camco Finance II L.L.C.	Delaware	6141	52-2106838
CFP Motors L.L.C.	Delaware	5500	65-0414571
CH Motors L.L.C.	Delaware	5500	59-3185442
CHO Partnership, Ltd.	Florida	5500	59-3041549
CK Chevrolet L.L.C.	Delaware	5500	59-3580820
CK Motors LLC	Delaware	5500	59-3580825
CN Motors L.L.C.	Delaware	5500	59-3185448
Coggin Automotive Corp.	Florida	5500	59-1285803
Coggin Cars L.L.C.	Delaware	5500	59-3624906
Coggin Chevrolet L.L.C.	Delaware	5500	59-3624905
Coggin Management, L.P.	Delaware	5500	59-3503191
CP-GMC Motors L.L.C.	Delaware	5500	59-3185453

Exact Name of Registrant as Specified in its Charter(1)	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
Crown Acura/Nissan, LLC	North Carolina	5500	56-1975265
Crown CHH L.L.C.	Delaware	5500	52-2106838
Crown CHO L.L.C.	Delaware	5500	84-1617218
Crown CHV L.L.C.	Delaware	5500	52-2106838
Crown FDO L.L.C.	Delaware	5500	04-3623132
Crown FFO Holdings L.L.C.	Delaware	5500	56-2182741
Crown FFO L.L.C.	Delaware	5500	56-2165412
Crown GAC L.L.C.	Delaware	5500	52-2106838
Crown GBM L.L.C.	Delaware	5500	52-2106838
Crown GCA L.L.C.	Delaware	5500	14-1854150
Crown GDO L.L.C.	Delaware	5500	52-2106838
Crown GHO L.L.C.	Delaware	5500	52-2106838
Crown GNI L.L.C.	Delaware	5500	52-2106838
Crown GPG L.L.C.	Delaware	5500	52-2106838
Crown GVO L.L.C.	Delaware	5500	52-2106838
Crown Honda, LLC	North Carolina	5500	56-1975264
Crown Motorcar Company L.L.C.	Delaware	5500	62-1860414
CROWN PBM L.L.C.	Delaware	5500	14-2004771
Crown RIA L.L.C.	Delaware	5500	52-2106838
Crown RIB L.L.C.	Delaware	5500	56-2125835
Crown SJC L.L.C.	Delaware	5500	81-0630983
Crown SNI L.L.C.	Delaware	5500	30-0199361
CSA Imports L.L.C.	Delaware	5500	59-3631079
ESCUDE-NN L.L.C.	Delaware	5500	64-0922808
ESCUDE-NS L.L.C.	Delaware	5500	64-0922811
ESCUDE-T L.L.C.	Delaware	5500	64-0922812
Florida Automotive Services L.L.C.	Delaware	5500	37-1514249
HFP Motors L.L.C.	Delaware	5500	06-1631102
JC Dealer Systems, LLC	Delaware	5500	58-2628641
KP Motors L.L.C.	Delaware	5500	06-1629064
McDavid Austin-Acra L.L.C.	Delaware	5500	11-3816170
McDavid Frisco-Hon L.L.C.	Delaware	5500	11-3816176
McDavid Grande, L.L.C.	Delaware	5500	11-3816168
McDavid Houston-Hon, L.L.C.	Delaware	5500	11-3816781
McDavid Houston-Niss, L.L.C.	Delaware	5500	11-3816172
McDavid Irving-Hon, L.L.C.	Delaware	5500	11-3816175
McDavid Outfitters, L.L.C.	Delaware	5500	11-3816166
McDavid Plano-Acra, L.L.C.	Delaware	5500	11-3816179
Mid-Atlantic Automotive Services, L.L.C.	Delaware	5500	27-1386312
Mississippi Automotive Services, L.L.C.	Delaware	5500	27-1386394
Missouri Automotive Services, L.L.C.	Delaware	5500	27-1386466
NP FLM L.L.C.	Delaware	5500	71-0819724
NP MZD L.L.C.	Delaware	5500	71-0819723
NP VKW L.L.C.	Delaware	5500	71-0819721
PLANO LINCOLN-MERCURY, INC.	Delaware	5500	75-2430953
Precision Computer Services, Inc.	Florida	5500	59-2867725
Precision Enterprises Tampa, Inc.	Florida	5500	59-2148481
Precision Infiniti, Inc.	Florida	5500	59-2958651
PRECISION MOTORCARS, INC.	Florida	5500	59-1197700
Precision Nissan, Inc.	Florida	5500	59-2734672
Premier NSN L.L.C.	Delaware	5500	71-0819715

Exact Name of Registrant as Specified in its Charter(1)	State of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
Premier Pon L.L.C.	Delaware	5500	71-0819714
Prestige Bay L.L.C.	Delaware	5500	71-0819719
Prestige TOY L.L.C.	Delaware	5500	71-0819720
Q Automotive Brandon FL, LLC	Delaware	5500	30-0814873
Q Automotive Cumming GA, LLC	Delaware	5500	35-2510345
Q Automotive Ft. Myers FL, LLC	Delaware	5500	35-2512091
Q Automotive Group L.L.C.	Delaware	5500	46-5095896
Q Automotive Jacksonville FL, LLC	Delaware	5500	35-2503996
Q Automotive Kennesaw GA, LLC	Delaware	5500	37-1768829
Q Automotive Orlando FL, LLC	Delaware	5500	37-1759677
Southern Atlantic Automotive Services, L.L.C.	Delaware	5500	37-1514247
Tampa Hund, L.P.	Delaware	5500	59-3512664
Tampa Kia, L.P.	Delaware	5500	59-3512666
Tampa LM, L.P.	Delaware	5500	52-2124362
Tampa Mit, L.P.	Delaware	5500	59-3512667
Texas Automotive Services, L.L.C.	Delaware	5500	27-1386537
Thomason Auto Credit Northwest, Inc.	Oregon	5500	93-1119211
Thomason Dam L.L.C.	Delaware	5500	93-1266231
Thomason FRD L.L.C.	Delaware	5500	93-1254703
Thomason Hund L.L.C.	Delaware	5500	93-1254690
Thomason Pontiac-GMC L.L.C.	Delaware	5500	43-1976952
WMZ Motors, L.P.	Delaware	5500	59-3512663
WTY Motors, L.P.	Delaware	5500	59-3512669

(1)	The address and phone number of each Registrant Guarantor is c/o Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, Georgia 30097, (770) 418-8200.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED DECEMBER 10, 2014

PROSPECTUS

Asbury Automotive Group, Inc.

Offer to Exchange up to $400,000,000

Aggregate Principal Amount of

Registered 6.0% Senior Subordinated Notes due 2024 and Related Guarantees

For

a Like Principal Amount of Outstanding

Restricted 6.0% Senior Subordinated Notes due 2024 and Related Guarantees

Issued in December 2014

On December 4, 2014, we issued $400.0 million aggregate principal amount of restricted 6.0% Senior Subordinated Notes due 2024 and related guarantees in a private placement exempt from the registration requirements under the Securities Act of 1933 (the “Securities Act”). We refer to these as the “original notes.”

We are offering to exchange a new issue of 6.0% Senior Subordinated Notes due 2024 (the “exchange notes”) and related guarantees for outstanding original notes and related guarantees. We sometimes refer to the original notes and the exchange notes in this prospectus together as the “notes.” The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes will be issued in a transaction registered under the Securities Act, and the transfer restrictions and registration rights and related special interest provisions applicable to the original notes will not apply to the exchange notes. The original notes are, and the exchange notes will be, unconditionally guaranteed, jointly and severally on a senior subordinated basis, by all of our existing subsidiaries and all of our future domestic restricted subsidiaries, in each case with certain exceptions. The exchange notes will be exchanged for original notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not receive any proceeds from the issuance of exchange notes in the exchange offer.

You may withdraw tenders of original notes at any time prior to the expiration of the exchange offer.

The exchange offer expires at 9:00 a.m., New York City time, on                 , 2015 (the 21st business day after the commencement of the exchange offer), unless extended, which we refer to as the “expiration date.”

We do not intend to list the exchange notes on any national securities exchange or to seek approval through any automated quotation system, and no active public market for the exchange notes is anticipated.

You should consider carefully the risk factors beginning on page 13 of this prospectus before deciding whether to participate in the exchange offer.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission or other similar authority has approved these exchange notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to the registered exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 90 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with these resales. See “Plan of Distribution.”

The date of this prospectus is                 , 2014

This prospectus may only be used where it is legal to make the exchange offer and by a broker-dealer for resales of exchange notes acquired in the exchange offer where it is legal to do so.

Rather than repeat certain information in this prospectus that we have already included in reports filed with the Securities and Exchange Commission, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: Asbury Automotive Group, Inc, 2905 Premiere Parkway NW, Suite 300, Duluth Georgia, 30097, Attention: Investor Relations, Telephone (770) 418-8200. In order to ensure timely delivery of the information, any request should be made no later than five business days before the expiration date of the exchange offer.

Except as otherwise indicated or as the context otherwise requires, all references in this prospectus to “Asbury,” the “Company,” “we,” “us,” or “our” refer to Asbury Automotive Group, Inc. and its subsidiaries.

Each broker-dealer that receives exchange notes for its own account pursuant to the registered exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the earlier of (i) 90 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (ii) the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will make this prospectus available to any broker-dealer for use in connection with these resales. See “Plan of Distribution.”

i

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain of the discussions and information included or incorporated by reference in this prospectus may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are statements that are not historical in nature and may include statements relating to our goals, plans and projections regarding industry and general economic trends, our expected financial position, results of operations or market position and our business strategy. Such statements can generally be identified by words such as “may,” “target,” “could,” “would,” “will,” “should,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee” and other similar words or phrases. Forward-looking statements may also relate to our expectations and assumptions with respect to, among other things:

•	our ability to execute our business strategy;

•	the seasonally adjusted annual rate (“SAAR”) of new vehicle sales in the U.S.;

•	our ability to further improve our operating cash flows, and the availability of capital and liquidity;

•	our estimated future capital expenditures;

•	the duration of the economic recovery process and its impact on our revenues and expenses;

•	our parts and service revenue due to, among other things, improvements in manufacturing quality;

•	the variable nature of significant components of our cost structure;

•	our ability to limit our exposure to regional economic downturns due to our geographic diversity and brand mix;

•	manufacturers’ willingness to continue to use incentive programs to drive demand for their product offerings;

•	our ability to leverage our common systems, infrastructure and processes in a cost-efficient manner;

•	our capital allocation strategy, including acquisitions and divestitures, stock repurchases and capital expenditures;

•	the continued availability of financing, including floor plan financing for inventory;

•	the ability of consumers to secure vehicle financing, including at favorable rates;

•	the growth of mid-line import and luxury brands over the long-term;

•	our ability to mitigate any future negative trends in new vehicle sales; and

•	our ability to increase our net income as a result of the foregoing and other factors.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual future results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to:

•	our ability to execute our balanced automotive retailing and service business strategy;

•	the level of SAAR;

•	changes in the mix, and total number, of vehicles we are able to sell;

•	changes in general economic and business conditions, including changes in consumer confidence levels, interest rates, consumer credit availability and employment levels;

•	changes in laws and regulations governing the operation of automobile franchises, including trade restrictions, consumer protections, accounting standards, taxation requirements and environmental laws;

•	changes in the price of oil and gasoline;

•	the timing and extent of any manufacturer recalls;

•	our ability to generate sufficient cash flows, maintain our liquidity and obtain any necessary additional funds for working capital, capital expenditures, acquisitions, stock repurchases, debt maturity payments and other corporate purposes, if necessary or desirable;

•	our continued ability to comply with applicable covenants in various of our financing and lease agreements, or to obtain waivers of these covenants as necessary;

•	our relationships with, and the reputation and financial health and viability of, the vehicle manufacturers whose brands we sell, and their ability to design, manufacture, deliver and market their vehicles successfully;

•	significant disruptions in the production and delivery of vehicles and parts for any reason, including natural disasters, product recalls, work stoppages or other occurrences that are outside of our control;

•	adverse results from litigation or other similar proceedings involving us;

•	our relationships with, and the financial stability of, our lenders and lessors;

•	our ability to execute our initiatives and other strategies;

•	high levels of competition in our industry, which may create pricing and margin pressures on our products and services;

•	our ability to renew, and enter into new, framework and dealer agreements with vehicle manufacturers whose brands we sell, on terms acceptable to us;

•	our ability to attract and to retain key personnel;

•	our ability to leverage gains from our dealership portfolio; and

•	any disruptions in the financial markets, which may impact our ability to access capital.

Many of these factors are beyond our ability to control or predict, and their ultimate impact could be material. Moreover, the factors set forth under Item 1A entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, which are incorporated by reference herein, as well as in other filings made from time to time with the SEC by us, should be read and considered as forward-looking statements subject to such uncertainties. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update any forward-looking statement.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

Asbury furnishes and files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have furnished to or filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov. Those filings are also available to the public on our corporate website at http://www.asburyauto.com. The information contained in our website is not part of or incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), from the date of the initial registration statement and prior to the effectiveness of the registration statement, and thereafter until the expiration of the exchange offer. Any statement in a document incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in this prospectus or any subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we have furnished, or may from time to time furnish, to the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus.

We specifically incorporate by reference into this prospectus the documents listed below which have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 25, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, filed with the SEC on April 24, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014, filed with the SEC on July 23, 2014;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, filed with the SEC on October 22, 2014; and

•	Our current reports on Form 8-K filed with the SEC on February 5, 2014, April 21, 2014, April 23, 2014 (Item 5.02 only), June 2, 2014, October 23, 2014, November 19, 2014, November 19, 2014 (Item 8.01 only) and December 4, 2014.

The information related to us contained in this prospectus should be read together with the information contained in the documents incorporated by reference. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated into this prospectus by reference, other than exhibits to those documents unless the exhibits are specifically incorporated by reference into those documents, or referred to in this prospectus. Requests should be directed to:

Asbury Automotive Group, Inc.

2905 Premiere Parkway NW, Suite 300

Duluth, Georgia 30097

Attn: Investor Relations

(770) 418-8200

In order to receive timely delivery of any requested documents in advance of the expiration date of the exchange offer, you should make your request no later than five full business days before you must make a decision regarding the exchange offer.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data included and incorporated by reference in this prospectus from our own internal estimates and research as well as from industry publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these publications, studies and surveys is reliable, we have not independently verified industry, market and competitive position data from third-party sources. While we believe our internal business research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source. Accordingly, investors should not place undue weight on the industry and market share data presented in this prospectus.

v

SUMMARY

This summary highlights selected information included in or incorporated by reference into this prospectus. The following summary does not contain all of the information that you should consider before deciding whether to invest in the exchange notes and is qualified in its entirety by the more detailed information appearing elsewhere in the prospectus and the documents incorporated herein by reference. You should carefully read the entire prospectus, including the information incorporated by reference herein, and particularly the information in the “Risk Factors” section beginning on page 13 of this prospectus, and in the documents incorporated by reference herein, before making an investment decision. See “Where You Can Find More Information About Us.”

Our Company

We are one of the largest automotive retailers in the United States, operating 81 dealership locations (102 franchises) in 18 metropolitan markets within 10 states as of September 30, 2014. We offer an extensive range of automotive products and services, including new and used vehicles; vehicle maintenance, replacement parts and collision repair services; and financing, insurance and service contracts. As of September 30, 2014, we offered 29 domestic and foreign brands of new vehicles. Our current new vehicle revenue brand mix for the nine months ended September 30, 2014 was weighted 48% towards mid-line import, 38% towards luxury, and 14% towards domestic brands. We also operate 24 collision repair centers that serve customers in our local markets.

Our retail network is made up of the following locally-branded dealership groups:

•	Coggin dealerships, operating primarily in Jacksonville, Fort Pierce and Orlando, Florida;

•	Courtesy dealerships operating in Tampa, Florida;

•	Crown dealerships operating in New Jersey, North Carolina, South Carolina and Virginia;

•	Nalley dealerships operating in metropolitan Atlanta, Georgia;

•	McDavid dealerships operating in Austin, Dallas and Houston, Texas;

•	North Point dealerships operating in the Little Rock, Arkansas area;

•	Plaza dealerships operating in metropolitan St. Louis, Missouri; and

•	Gray-Daniels dealerships operating in the Jackson, Mississippi area.

In addition, we own and operate three stand-alone used vehicle stores under the “Q auto” brand name in Florida, including our store in Fort Myers that we opened in the fourth quarter of 2014. In the fourth quarter of 2014, we also acquired a new Ford dealership in Sandy Springs, Georgia that is expected to generate approximately $110 million in annualized revenues. We are currently party to an agreement to acquire one additional new vehicle store with approximately $140 million of annualized revenues, subject to manufacturer approvals and customary closing conditions.

Our operations provide a diverse revenue base that we believe mitigates the impact of fluctuating new vehicle sales volumes and our broad geographic footprint, as well as diversification among manufacturers, which decreases our exposure to regional economic downturns and manufacturer-specific risks such as warranty issues or production disruptions. While new vehicle sales generate the majority of our revenue, used vehicle retail sales, parts and service and finance and insurance provide significantly higher profit margins, and therefore account for the majority of our profitability and have been historically more stable throughout economic cycles.

•	New Vehicle Sales. For the nine months ended September 30, 2014, we sold 71,347 new vehicles through our dealership network. New vehicle revenue was approximately 55% of our total revenues and new vehicle gross profit was approximately 20% of our total gross profit for the nine months ended September 30, 2014.

•	Used Vehicle Sales. We sell used vehicles at all of our dealership locations. For the nine months ended September 30, 2014, we retailed 56,968 used vehicles through our dealership network. Used vehicle retail revenue was approximately 30% of our total revenues and used vehicle retail gross profit was approximately 14% of our total gross profit for the nine months ended September 30, 2014.

•	Parts and Service. We sell replacement parts and provide vehicle maintenance and collision repair service at all of our franchised dealerships, primarily for the vehicle brands sold at those dealerships. In addition, as of September 30, 2014, we maintained 24 free-standing collision repair centers either on the premises of, or in close proximity to, our dealerships. Parts and service revenue accounted for approximately 11% of our total revenues and parts and service gross profit accounted for approximately 43% of our total gross profit for the nine months ended September 30, 2014.

•	Finance and Insurance. We arrange vehicle financing for our customers and sell a number of aftermarket products, such as insurance, warranty and service contracts. These finance and insurance (“F&I”) transactions result in commissions being paid to us by third party lenders and insurance providers. Our F&I revenue accounted for approximately 4% of our total revenues and F&I gross profit accounted for approximately 24% of our total gross profit for the nine months ended September 30, 2014.

Business Strategy

Drive Operational Excellence

Attract and retain the best talent

We believe that local management of dealership operations enables our retail network to provide market-specific responses to sales, customer service and inventory requirements. The general manager of each of our dealerships is responsible for the operations, personnel and financial performance of that dealership as well as other day-to-day operations. We believe our general managers’ familiarity with their respective markets enables them to effectively run day-to-day operations, market to customers and recruit new employees. The general manager of each dealership is supported, in most cases, by a new vehicle sales manager, a used vehicle sales manager, an F&I manager, and a parts and service manager. Our dealership management teams typically have many years of experience in the automotive retail industry. This management structure is complemented by support from our market-based management teams and the corporate office, which we refer to as the Dealership Support Center (“DSC”), through centralized technology and processes as well as financial oversight.

Implement best practices and improve productivity

While new vehicle sales are critical to drawing customers to our dealerships, parts and service, used vehicle retail sales and F&I generally provide significantly higher profit margins and account for the majority of our profitability. In order to maximize the growth of these higher margin businesses, we have discipline-specific executives at the DSC, market and dealership levels who focus on increasing the penetration of current services and expanding the breadth of our offerings to customers through the implementation of best practices and continuous training on our technology throughout our dealership network. For example, we have successfully grown our used vehicle retail unit sales through the implementation of our Asbury 1-2-1 program, which involves the adoption of a used vehicle process that starts at the appraisal of potential trade-in vehicles and ends with the goal of profitably retailing more of our trade-in vehicles that we would have historically sent to the wholesale market. This program also includes the improved utilization of our technology to optimize our used vehicle inventory. In addition to the benefits of selling more used vehicles, the Asbury 1-2-1 program also provides a benefit to our parts and service business through increased reconditioning work.

We continually focus on opportunities to improve our cost structure at our dealerships. We are constantly evaluating our expenses, and believe we are well positioned to manage our costs in the future by:

•	continuing to centralize our financial and processing systems;

•	deploying information technology and best practices across our dealership network;

•	further capitalizing on our scale through negotiating contracts with certain of our vendors on a national basis; and

•	maintaining a performance-based compensation structure.

In order to mitigate the impact of significant fluctuations in vehicle sales, we tie management and employee compensation at various operational levels to performance through incentive-based pay systems based on various metrics. For example, a portion of management’s stock-based compensation is based on overall performance criteria relative to our peer group, including profitability growth, productivity improvement and return on invested capital measures. We also compensate our general managers, department managers and sales and other dealership personnel with incentive pay, based on metrics such as dealership profitability, departmental profitability and individual performance, as appropriate.

Provide an exceptional customer experience

We are focused on providing a high level of customer service and have designed our dealerships’ services to meet the needs of an increasingly sophisticated and demanding automotive consumer. We endeavor to establish relationships that we believe will result in both repeat business and additional business through customer referrals. Furthermore, we provide our dealership managers with appropriate incentives to employ efficient selling approaches, engage in extensive follow-up to develop long-term relationships with customers and extensively train our sales and service staff to meet customer needs.

We continually evaluate opportunities, and implement appropriate new technologies, to improve the buying experience for our customers, and believe that our ability to share best practices across our dealership network gives us an advantage over independently owned dealerships. For example, we have implemented a common customer relations management tool in all of our dealerships to facilitate communications with customers before, during and after the sale. Additionally, we have a trained team that continually monitors the online reputation of each of our dealerships and optimizes our web presence and online lead management. We continue to invest in technologies designed to improve our sales process and employee productivity, all with the goal of improving the customer experience.

In addition, our higher margin parts and service operations are an integral part of our overall approach to customer service, providing an opportunity to foster ongoing relationships and improve customer loyalty. We continue to train our technicians and service advisors on processes and technologies to both educate our customers on their service needs and alternatives and ensure that our customers continue to receive excellent service. We also evaluate and implement programs, such as our national tire program and our clear advantage windshield wiper program, to draw customers into our service lanes and enhance our customer retention.

Centralize, streamline and automate processes

Our DSC management is responsible for our capital expenditure and operating strategy while the implementation of our operating strategy rests with our market-based management teams and each dealership management team based on the policies and procedures established by DSC management. DSC management and our market-based management teams continuously evaluate the financial and operating results of our dealerships, as well as each dealership’s geographical location, and from time to time, make decisions to evaluate new technologies and/or processes to further refine our operational processes.

As part of our investment in our IT systems, we have deployed a common dealer management system (“DMS”). We believe a single DMS provides the foundation for future efficiencies and creates a more efficient retail operation.

We consolidate financial, accounting and operational data received from our dealerships through customized financial products. Our IT approach enables us to integrate and aggregate information from our dealerships. Through the combination of a common DMS and our corporate financial products, management has access to the financial, accounting and operational data at various levels of the organization. In addition, we are in the process of centralizing business processes throughout our organization which we expect will deliver future cost synergies.

Deploy Capital to Highest Returns

We continuously evaluate our investment opportunities based upon (i) our cash and cash equivalents on hand, (ii) the funds that we expect to generate through future operations, (iii) current and expected borrowing availability under our credit facilities and mortgage financings, (iv) amounts in our new vehicle floor plan notes payable offset accounts and (v) the potential impact of any contemplated or pending future transactions, including, but not limited to, financings, acquisitions, dispositions or other capital expenditures.

Seek opportunities to further invest in our business and technologies; acquire real estate currently being operated under lease agreements

We continuously evaluate our existing dealership network and seek to make strategic investments which will increase the capacity of our dealerships and improve the customer experience. In addition, we continue to execute on our strategy of selectively acquiring our leased properties where financing rates make it attractive to be an owner and provide us a further source of capital to reinvest in our business.

Evaluate opportunities to refine our dealership portfolio, including acquiring value added operating assets and dealerships

We continuously evaluate the financial and operating results of our dealerships, as well as each dealership’s geographical location and, based on various financial and strategic rationales, may make decisions to dispose of dealerships to refine our dealership portfolio. We also evaluate dealership acquisition opportunities based on market position and geography, brand representation and availability, key personnel and other factors. We believe our financial position, information technology systems, management structure and experience positions us to efficiently and opportunistically complete, integrate and benefit from dealership acquisitions.

Maximize opportunities in used vehicle market through investments in our “Q auto” stand-alone used vehicle stores

We believe the used vehicle market is changing rapidly and presents a significant opportunity for profitability through technology-driven, customer focused stand-alone used vehicle stores. We currently own and operate three stand-alone used vehicle stores under the “Q auto” brand name in Florida, including our store in Fort Myers that we opened in the fourth quarter of 2014. We expect to open additional stores in markets where we currently have locations subject to market conditions. Our Q auto stores are designed to market used vehicles to a new generation of buyers seeking a different car buying experience. We intend to focus our Q auto marketing efforts on a web based strategy designed to capitalize on transparency and a one-price sales process.

Return capital to stockholders through our ongoing share repurchase program

Our capital allocation decisions are primarily based on our desire to maintain sufficient liquidity and a prudent capital structure. We believe our cash position and borrowing capacity combined with our current and expected future cash generation capability provide us with significant financial flexibility to enhance shareholder value. In addition to investing in our core business model and growth initiatives, we will continue our commitment to prudent shareholder value-enhancing strategies, such as repurchases of our common stock.

On December 4, 2014, we entered into an amendment to our Restated Credit Agreement (as defined under “Description of Other Indebtedness”). This amendment revised the covenant restricting our ability to make certain restricted payments, including payments to repurchase additional shares of our common stock, among other things, to generally be consistent with the covenant governing such payments as contained in the indenture governing the notes.

Tender Offer for 8.375% Notes

Concurrently with the offering of the original notes, we commenced a tender offer and consent solicitation (the “Tender Offer”) for our 8.375% Senior Subordinated Notes due 2020 (the “8.375% Notes”). The Tender Offer is scheduled to expire on December 19, 2014, unless extended by us. On December 3, 2014, the consent payment deadline under the Tender Offer expired, and on December 4, 2014, we accepted for payment, and paid for, all of the $234,199,000 in aggregate principal amount of 8.375% Notes validly tendered and not withdrawn prior to that deadline. This amount reflects the tender offer consideration of $1,084.29 per $1,000 aggregate principal amount tendered as well as a consent payment of $30.00 per $1,000 aggregate principal amount of 8.375% Notes tendered. Holders of 8.375% Notes who tender and do not withdraw their 8.375% Notes after the consent payment deadline but before the expiration of the Tender Offer will be entitled to receive the tender offer consideration but not the consent payment. We have issued a notice of redemption relating to any 8.375% Notes that remain outstanding after the expiration of the Tender Offer on December 18, 2014. We intend to complete the redemption on December 26, 2014, at a redemption price equal to 100% of the principal amount thereof plus an applicable premium calculated in accordance with the indenture governing the 8.375% Notes.

Corporate Information

Our principal executive offices are located at 2905 Premiere Parkway, NW, Suite 300, Duluth, Georgia. Our telephone number is (770) 418-8200. Our website address is http://www.asburyauto.com. Information contained on our web site or that can be accessed through our web site is not a part of, nor is it incorporated by reference into, this prospectus.

The Exchange Offer

The following is a brief summary of the principal terms of the exchange offer. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the exchange offer, see “The Exchange Offer.”

The Exchange Offer	We are offering to exchange up to $400,000,000 aggregate principal amount of our registered 6.0% Senior Subordinated Notes due 2024 (the “exchange notes”) and related guarantees for an equal principal amount of our outstanding restricted 6.0% Senior Subordinated Notes due 2024 (the “original notes”) and related guarantees that were issued in December 2014. The terms of the exchange notes are identical in all material respects to those of the original notes, except that the exchange notes will be issued in a transaction registered under the Securities Act, and the transfer restrictions, registration rights and related special interest provisions relating to the original notes will not apply to the exchange notes. The exchange notes will be of the same class as the outstanding original notes. Holders of original notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Purpose of the Exchange Offer	The exchange notes and related guarantees are being offered to satisfy our obligations under the registration rights agreement entered into at the time we issued and sold the original notes and related guarantees.

Expiration Date; Withdrawal of Tenders; Return of Original Notes Not Accepted for Exchange	The exchange offer will expire at 9:00 a.m., New York City time, on , 2015 (the 21st business day after the commencement of the exchange offer), or on a later date and time to which we extend it (the “expiration date”). Tenders of original notes in the exchange offer may be withdrawn at any time prior to the expiration date. Promptly following the expiration date, we will exchange the exchange notes for validly tendered original notes. Any original notes that are not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

Procedures for Tendering Original Notes	All of the original notes were issued in book-entry form, and all of the original notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”). Each holder of original notes wishing to participate in the exchange offer must follow procedures of the DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that program. The ATOP procedures require that the exchange agent receive, prior to the expiration date, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

•	DTC has received instructions to exchange your original notes; and

•	you agree to be bound by the terms of the letter of transmittal.

See “The Exchange Offer—Procedures for Tendering Original Notes.”

Conditions to the Exchange Offer	The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange. The exchange offer is subject to customary conditions, which may be waived by us in our discretion. We currently expect that all of the conditions will be satisfied and that no waivers will be necessary.

Exchange Agent	U.S. Bank National Association.

U.S. Federal Income Tax Consequences	Your exchange of an original note for an exchange note will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you will have the same adjusted basis and holding period in each exchange note received as you had immediately prior to the exchange in the corresponding original note surrendered. See “Material U.S. Federal Income Tax Consequences.”

Risk Factors	You should consider carefully the risk factors beginning on page 13 of this prospectus, and the risk factors incorporated by reference into this prospectus, before deciding whether to participate in the exchange offer.

The Exchange Notes

The following is a brief summary of the principal terms of the exchange notes. The terms of the exchange notes are identical in all material aspects to those of the original notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the original notes do not apply to the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more complete description of the terms of the exchange notes, see “Description of the Notes.”

Issuer	Asbury Automotive Group, Inc.

Notes Offered	$400.0 million principal amount of 6.0% Senior Subordinated Notes due 2024. The exchange notes offered hereby will be of the same class as the original notes.

Maturity	December 15, 2024.

Interest	6.0% per annum, payable semi-annually in cash in arrears on June 15 and December 15 of each year commencing on June 15, 2015. Interest on the exchange notes will accrue from and including December 4, 2014.

Guarantors	The exchange notes will be unconditionally guaranteed, jointly and severally, on a senior subordinated basis by all of our existing subsidiaries and all of our future domestic restricted subsidiaries, with certain exceptions.

Ranking	The exchange notes and the guarantees will be our general unsecured senior subordinated obligations. Accordingly, they will rank:

•	subordinated in right of payment to all of our and the guarantors’ existing and future senior indebtedness, whether or not secured (including borrowings under our Senior Credit Facility and our Real Estate Credit Agreement (each as defined under “Description of Other Indebtedness”) and our mortgages and other floor plan financing facilities);

•	pari passu in right of payment with all of our and the guarantors’ existing and future senior subordinated indebtedness;

•	senior to any of our and the guarantors’ existing and future indebtedness that expressly provides that it is subordinated to the notes and the guarantees; and

•	structurally subordinate to all existing and future liabilities, including trade payables, of any non-guarantor subsidiaries, to the extent of the assets of those subsidiaries.

As of September 30, 2014, after giving effect to the offering of original notes and the application of the proceeds thereof, we and our consolidated subsidiaries would have had $293.6 million of secured indebtedness (excluding net floor plan notes payable of $557.1 million) and $400.0 million of unsecured senior subordinated indebtedness outstanding. In addition, as of such date, no amounts were outstanding under the Revolving Credit Facility (as defined under “Description of Other Indebtedness”) component of our Senior Credit Facility, which provides for aggregate borrowings of up to $175.0 million, subject to a borrowing base.

Change of Control and Asset Sales	If we experience specific kinds of changes of control, we will be required to make an offer to purchase the exchange notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. If we sell certain assets, we will be required under certain circumstances to make an offer to purchase a portion of the exchange notes at a purchase price of 100% of the principal amount thereof, plus accrued and unpaid interest to the purchase date. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control” and “Description of the Notes—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption	Any time prior to December 15, 2017, we may, at our option, use the net proceeds of one or more equity offerings to redeem up to 35% of the aggregate principal amount of exchange notes at a redemption price of 106.0% of their principal amount, plus accrued and unpaid interest, if any, to the redemption date.

At any time prior to December 15, 2019, we may, at our option, redeem all or a portion of the exchange notes in cash at a price equal to 100% of their principal amount plus the applicable premium described under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

On or after December 15, 2019, we may, at our option, redeem all or a portion of the exchange notes in cash at the redemption prices described under “Description of the Notes—Optional Redemption,” plus accrued and unpaid interest, if any, to the redemption date.

Covenants	The indenture governing the exchange notes will contain certain covenants that will restrict our ability, and the ability of our restricted subsidiaries, to, among other things:

•	incur indebtedness or issue preferred shares of restricted subsidiaries;

•	pay dividends and make certain distributions, investments and other restricted payments;

•	create certain liens;

•	sell assets;

•	enter into transactions with affiliates;

•	limit the ability of restricted subsidiaries to make payments to us;

•	merge, consolidate, sell or otherwise dispose of all or substantially all of our assets; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications described under “Description of the Notes.”

If at any time the credit rating of the exchange notes, as determined by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc., equals or exceeds both BBB- and Baa3, respectively, or any equivalent replacement ratings, and no default or event of default exists under the indenture that will govern the exchange notes, then these restrictions, other than the limitations on our ability to incur liens and consolidate, merge or sell all or substantially all of our assets, will cease to apply to the exchange notes. Any covenants that should cease to apply to the exchange notes as a result of achieving such a rating will later be reinstated if the credit rating of the exchange notes later falls below one or both of these ratings.

No Prior Market	There is no public trading market for the exchange notes, and we do not intend to apply for listing of the exchange notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. See “Risk Factors—We cannot assure you that an active trading market will develop for the exchange notes.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes. See “Use of Proceeds.”

Trustee	U.S. Bank National Association.

Risk Factors	You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors” as well as the other information included in or incorporated by reference into this prospectus before deciding whether to exchange your original notes for exchange notes.

Summary Historical Consolidated Financial Information

The summary below presents certain historical consolidated financial information and should be read in conjunction with the consolidated financial statements and related notes incorporated by reference in this prospectus. The summary historical income statement and other data for the years ended December 31, 2013, 2012 and 2011 and balance sheet data as of December 31, 2013 and 2012 should be read in conjunction with our audited financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated by reference herein. The historical balance sheet data as of December 31, 2011 is derived from our audited financial statements and related notes, and the historical balance sheet data as of September 30, 2013 is derived from our unaudited financial statements and related notes, in each case, which are not incorporated by reference herein. The historical income statement and other data for the nine months ended September 30, 2014 and September 30, 2013, and the balance sheet data as of September 30, 2014, are derived from our unaudited financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which are incorporated by reference herein. The results of operations for the nine months ended, and our financial position as of, September 30, 2014 and September 30, 2013 are not necessarily indicative of the operating results or financial position to be expected as of or for the entire year or any future period.

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2014	2013(1)	2013(1)	2012(1)	2011(1)
	(dollars in millions, except per share data)
Income Statement Data:
Revenues
New vehicle	$2,378.8	$2,167.9	$2,952.2	$2,608.3	$2,240.2
Used vehicle	1,319.2	1,183.5	1,564.2	1,301.6	1,208.6
Parts and service	495.9	455.5	611.6	565.3	555.6
Finance and insurance, net	170.8	154.1	206.9	166.6	137.0

Total revenues	4,364.7	3,961.0	5,334.9	4,641.8	4,141.4

Cost of sales	3,642.1	3,307.1	4,457.4	3,876.8	3,441.1

Gross profit	722.6	653.9	877.5	765.0	700.3
Selling, general and administrative expense	500.5	460.8	619.3	556.1	531.6
Depreciation and amortization	19.4	18.0	24.3	22.6	22.5
Other operating expense, net	0.2	7.1	7.8	0.4	15.0

Income from operations	202.5	168.0	226.1	185.9	131.2

Other expense:
Floor plan interest expense	(9.3)	(9.1)	(12.5)	(11.6)	(9.3)
Other interest expense, net	(28.2)	(29.8)	(39.0)	(35.6)	(39.6)
Swap interest expense	(1.5)	(2.2)	(2.5)	(5.0)	(5.5)
Convertible debt discount amortization	—	—	—	(0.4)	(0.8)
Loss on extinguishment of long-term debt	—	(6.8)	(6.8)	—	(0.8)

Total other expense, net	(39.0)	(47.9)	(60.8)	(52.6)	(56.0)

Income before income taxes	163.5	120.1	165.3	133.3	75.2
Income tax expense	63.4	46.2	64.2	50.0	28.7

Income from continuing operations	100.1	73.9	101.1	83.3	46.5
Discontinued operations, net of tax	(0.3)	8.3	8.0	(1.1)	21.4

Net income	$99.8	$82.2	$109.1	$82.2	$67.9

Income from continuing operations per common share:
Basic	$3.31	$2.40	$3.29	$2.68	$1.46

Diluted	$3.29	$2.38	$3.25	$2.64	$1.43

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2014	2013(1)	2013(1)	2012(1)	2011(1)
	(dollars in millions)
Other Data:
New vehicle unit sales	71,347	65,373	87,959	80,077	69,304
Used vehicle unit sales	56,968	52,761	69,454	57,434	54,009
Number of dealerships	81	79	80	77	79
Number of franchises	102	100	100	98	99

Balance Sheet Data (at period end):
Working capital	$303.9	$237.5	$274.4	$206.6	$156.2
Inventories(2)	784.6	734.5	767.7	655.1	519.5
Total assets	1,925.5	1,775.5	1,888.6	1,661.4	1,419.4
Floor plan notes payable(3)	557.1	570.1	609.5	562.1	434.0
Total debt	605.6	510.3	554.4	466.0	458.6
Total shareholders’ equity	523.9	470.9	490.6	402.8	326.6

(1)	The summary historical income statement and other data for the nine months ended September 30, 2013, and the years ended December 31, 2013, 2012 and 2011 have been reclassified to reflect the status of discontinued operations as of September 30, 2014.
(2)	Includes amounts classified as assets held for sale on our consolidated balance sheets.
(3)	Includes amounts classified as liabilities associated with assets held for sale on our consolidated balance sheets.

RISK FACTORS

The terms of the exchange notes are identical in all material aspects to those of the original notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the original notes that do not apply to the exchange notes. This section describes some, but not all, of the risks of acquiring the exchange notes and participating in the exchange offer. Before making an investment decision, you should carefully consider the risk factors described below, the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2013, which are incorporated by reference herein, and the risks described in our other filings with the SEC that are incorporated by reference herein.

We have significant debt, and the ability to incur additional debt may limit our flexibility to manage our business. Furthermore, if we are unable to generate sufficient cash, our ability to service our debt may be materially adversely affected.

We have substantial debt service obligations. As of September 30, 2014, after giving effect to the offering of original notes and the application of the proceeds thereof, we and our consolidated subsidiaries would have had $293.6 million of secured indebtedness (excluding net floor plan notes payable of $557.1 million) and $400.0 million of unsecured senior subordinated indebtedness outstanding. In addition, as of such date, no amounts were outstanding under the Revolving Credit Facility (as defined below) component of our Senior Credit Facility, which provides for aggregate borrowings of up to $175.0 million, subject to a borrowing base. Moreover, we and our subsidiaries have the ability to incur additional debt from time to time to finance, among other things, acquisitions, working capital and capital expenditures, and new and used vehicle inventory, as well as to refinance new and used vehicle inventory, subject in each case to the restrictions contained in the Restated Credit Agreement that governs our Senior Credit Facility, our Real Estate Credit Agreement, the indenture governing the notes and our mortgage agreements and related mortgage guarantees, as well as certain other agreements. We will continue to have substantial debt service obligations, consisting of required cash payments of principal and interest, for the foreseeable future.

Our significant indebtedness could have important consequences to us, including the following:

•	our ability to obtain additional financing, or to obtain such financing on attractive terms, for acquisitions, capital expenditures, working capital or other general corporate purposes may be impaired;

•	a substantial portion of our cash flow from operating activities must be dedicated to the payment of principal and interest on our debt, thereby reducing the funds available to us for our operations and other corporate purposes;

•	some of our borrowings are and will continue to be at variable rates of interest, which exposes us to certain risks of interest rate increases; and

•	we may be or become substantially more leveraged than some of our competitors, which may place us at a relative competitive disadvantage and make us more vulnerable to changes in market conditions and governmental regulations.

As a result of the foregoing and other potential limitations, our indebtedness obligations may limit our ability to take strategic actions that would otherwise enable us to manage our business, in a manner in which we otherwise would, absent such limitations, which could materially adversely affect our business, financial condition and results of operations.

Despite our current indebtedness levels, we and our subsidiaries may be able to incur substantially more debt and take other actions that could diminish our ability to make payments on the notes when due. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, subject to the restrictions contained in our debt instruments existing at the time such indebtedness is incurred. The terms of the

Restated Credit Agreement, our Real Estate Credit Agreement, the indenture governing the 8.375% Notes (only until we repurchase or redeem such notes), the indenture governing the notes, our mortgage agreements and certain other agreements permit and will permit the incurrence of additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions subject to certain conditions, any of which could have the effect of diminishing our ability to make payments on the notes when due. The terms of the instruments governing our subsidiaries’ indebtedness may also permit such actions.

We are a holding company and as a result are dependent on our operating subsidiaries to generate sufficient cash and distribute cash to us to service our indebtedness, including the notes, and fund our ongoing operations.

Our ability to make payments on our indebtedness and fund our ongoing operations depends on our operating subsidiaries’ ability to generate cash in the future and distribute that cash to us. It is possible that our subsidiaries may not generate cash from operations in an amount sufficient to enable us to service our indebtedness, including the notes. In addition, many of our subsidiaries are required to comply with the provisions of franchise agreements, dealer agreements, other agreements with manufacturers, mortgages, and credit facilities. Many of these agreements contain minimum working capital or net worth requirements, and are subject to change at least annually. Although the requirements contained in these agreements did not restrict our subsidiaries from distributing cash to us as of September 30, 2014, unexpected changes to our franchise agreements, dealer agreements or other agreements with manufacturers could require us to alter the manner in which we distribute or use cash. If our operating subsidiaries are unable to generate and distribute sufficient cash to us to service our indebtedness and fund our ongoing operations, our financial condition may be materially adversely affected.

Under several of our debt, mortgage, lease and framework agreements, we are required to maintain compliance with certain financial and other covenants. Our failure to comply with certain covenants in these agreements could adversely affect our ability to access our borrowing capacity, subject us to acceleration of our outstanding debt or result in a cross default on other indebtedness, and adversely affect our ability to conduct our business and meet our obligations under the notes.

There are and will be operating and financial restrictions and covenants in certain of our debt and mortgage agreements, including our Restated Credit Agreement, our Real Estate Credit Agreement, the indenture governing the notes and our mortgage agreements and related mortgage guarantees, as well as certain other agreements to which we are or may become a party. These limit, among other things, our ability to incur certain additional debt, create certain liens or other encumbrances, and make certain payments (including dividends, repurchases of our common stock and for investments). Certain of these agreements also require us to maintain compliance with certain financial ratios.

If we are unable to comply with any applicable financial or other covenants, we may be required to seek waivers of or modifications to our covenants from our creditors, or we may need to undertake one or more transactions designed to generate proceeds sufficient to repay our debt. Obtaining such waivers or modifications often requires the payment to creditors of significant fees and requires significant time and attention of management. In light of continued uncertain conditions in the automotive industry and the conditions in the credit markets generally, we cannot give any assurance that we would be able to successfully take any necessary actions at times, or on terms acceptable to us.

Our failure to comply with any of these covenants in the future could constitute a default under the relevant agreement, which could, depending on the relevant agreement, (i) entitle the creditors under such agreement to terminate our ability to borrow under the relevant agreement and accelerate our obligations to repay outstanding borrowings; (ii) require us to immediately repay these borrowings; (iii) entitle the creditors under such agreement to foreclose on the property securing the relevant indebtedness; and/or (iv) prevent us from making debt service payments on certain of our other indebtedness, including the notes, any of which would have a material adverse effect on our business, financial condition or results of operations. In many cases, a default under one of our debt, mortgage, or other agreements could trigger cross default provisions in one or more of our other debt or mortgage agreements, including the indenture governing the notes.

In addition to the financial and other covenants contained in our various debt or mortgage agreements, a number of our dealerships are located on properties that we lease. Certain of the leases governing such properties have certain covenants with which we must comply. If we fail to comply with the covenants under our leases, the respective landlords could, among exercising other remedies, terminate the leases and seek significant cash damages, or evict us from the applicable properties.

Similarly, our failure to comply with any financial or other covenants in any of our framework agreements would give the relevant manufacturer certain rights, including the right to reject proposed acquisitions, and may give it the right to repurchase its franchises from us. Events that give rise to such rights, and our inability to acquire additional dealerships or a requirement that we sell one or more of our dealerships at any time, could inhibit the growth of our business, have a material adverse effect on our business, financial condition and results of operations and make it more difficult for us to meet our obligations under the notes.

Manufacturers may also have the right to restrict our ability to provide guarantees of our operating companies, pledges of the capital stock of our subsidiaries and liens on our assets, which could materially adversely impact our ability to obtain financing for our business and operations on favorable terms or at desired levels, if at all, which in turn could materially adversely affect our ability to operate our business and meet our obligations under the notes.

Key covenants of the notes will be suspended if the notes achieve investment grade ratings.

Most of the restrictive covenants in the indenture governing the notes will not apply during any period in which the notes have investment grade ratings from both Moody’s Investors Service, Inc. and Standard & Poor’s Rating Services. At such time, we may take actions such as incur additional debt or make certain dividends or distributions that would otherwise be prohibited under the indenture governing the notes. Such prior actions will be permitted even if we later become subject again to the restrictive covenants. Ratings are given by these ratings agencies based upon analyses that include many subjective factors. We cannot assure you that the notes will achieve or maintain investment grade ratings, nor can we assure you that investment grade ratings, if granted, will reflect all of the factors that would be important to holders of the notes.

To service our debt, we will require a significant amount of cash, which may not be available to us.

Our ability to make payments on, or repay or refinance, our debt, including the notes, and to fund planned capital expenditures, will depend largely upon our future operating performance. Our future performance, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. In addition, our ability to borrow funds in the future to make payments on our debt will depend on the satisfaction of the covenants in our Restated Credit Agreement, our Real Estate Credit Agreement and our other debt agreements, including the indenture governing the notes and other agreements we may enter into in the future. In particular, we will need to maintain compliance with certain financial ratios under our various credit agreements.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under our Senior Credit Facility or from other sources in amounts sufficient to enable us to pay our debt, including our obligations under the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity.

We may not be able to refinance our indebtedness on terms favorable to us, or at all.

We cannot assure you that we will be able to refinance any of our debt, including debt outstanding under our Senior Credit Facility, on commercially reasonable terms or at all. In particular, our Senior Credit Facility and Real Estate Credit Agreement will mature prior to the maturity of the notes. If we are unable to make payments or refinance our debt or obtain new financing upon maturity of such other debt, we may have to consider other options, such as sales of assets, sales of equity securities and/or negotiations with our lenders to restructure the applicable debt. Our Restated Credit Agreement, Real Estate Credit Agreement, the indenture governing the notes and our other debt instruments may restrict, or market or business conditions may limit, our ability to do some of these things. Our inability to do any of the foregoing could make it more difficult to meet our obligations under the notes.

Your right to receive payments on the notes is and will be junior to our existing and future senior indebtedness and the existing and future senior indebtedness of our guarantors.

The original notes and related guarantees are, and the exchange notes and related guarantees will be, subordinated to the prior payment in full of our and the guarantors’ respective current and future senior indebtedness to the extent set forth in the indenture. As of September 30, 2014, after giving effect to the offering of original notes and the application of the proceeds thereof, we and our consolidated subsidiaries would have had $293.6 million of secured indebtedness (excluding net floor plan notes payable of $557.1 million) and $400.0 million of unsecured senior subordinated indebtedness outstanding. In addition, as of such date, no amounts were outstanding under the Revolving Credit Facility component of our Senior Credit Facility, which provides for aggregate borrowings of up to $175.0 million, subject to a borrowing base. The notes are and will be subordinated to senior indebtedness under the New Vehicle Floorplan Facility and the Used Vehicle Floorplan Facility (each as defined under “Description of Other Indebtedness”) components of our Senior Credit Facility, our other floor plan financing facilities and our Real Estate Credit Agreement. Because of the subordination provisions of the notes, in the event of the bankruptcy, liquidation or dissolution of Asbury or any guarantor, our assets or the assets of such guarantors would be available to pay obligations under the notes and our other senior subordinated obligations only after all payments had been made on our or such guarantors’ senior indebtedness. Sufficient assets may not remain after all these payments have been made to make required payments on the notes and any other senior subordinated obligations, including payments of interest when due. As a result, holders of notes may receive less, ratably, than our other unsecured general creditors if we are the subject of a bankruptcy, liquidation, reorganization or similar proceeding.

In addition, we will be prohibited from making all payments on the notes and related guarantees in the event of a payment default on our senior indebtedness (including borrowings under our Restated Credit Agreement, our other floor plan financing facilities and our Real Estate Credit Agreement) and, for limited periods, upon the occurrence of other defaults under our Restated Credit Agreement and our floor plan financing facilities. In the event of a non-payment default under our senior indebtedness, we may not have sufficient funds to pay all our creditors, including the holders of the notes. See “Description of the Notes.”

Claims of creditors of all of our non-guarantor subsidiaries will have priority over the assets and earnings of those subsidiaries over you as a holder of the notes.

The original notes are, and the exchange notes will be, effectively subordinated to all existing and future liabilities of our subsidiaries that are not guarantors. Subsidiaries we may establish or acquire in the future that are foreign subsidiaries, or which do not have any indebtedness or guarantees of indebtedness or which we designate as unrestricted subsidiaries in accordance with the indenture, will not be required to guarantee the notes. Claims of creditors of our non-guarantor subsidiaries, including trade creditors, generally will have priority with respect to the assets and earnings of such subsidiaries over our claims or those of our creditors, including you as a holder of the notes. In the event that any of our non-guarantor subsidiaries become insolvent, liquidate, reorganize, dissolve or otherwise wind up, the assets and earnings of those subsidiaries will be used first to satisfy the claims of their creditors, trade creditors, banks and other lenders and judgment creditors.

The notes are and will not be secured.

In addition to being subordinated to all of our and our guarantors’ existing and future senior indebtedness, the original notes and related guarantees are not, and the exchange notes and related guarantees will not be, secured by any of our assets or those of our subsidiaries. As of September 30, 2014, after giving effect to the offering of original notes and the application of the proceeds thereof, we and our consolidated subsidiaries would have had $293.6 million of secured indebtedness (excluding net floor plan notes payable of $557.1 million) and $400.0 million of unsecured senior subordinated indebtedness outstanding. In addition, as of such date, no amounts were outstanding under the Revolving Credit Facility component of our Senior Credit Facility, which provides for aggregate borrowings of up to $175.0 million, subject to a borrowing base. Our obligations under our Senior Credit Facility are secured by a lien on all of our assets other than real property, including our new and used vehicle inventory, which secures our obligations under our floor plan financing facilities thereunder. Our obligations under our other floor plan financing facilities are secured by the related vehicle inventory, and certain of our real property secures our related mortgage obligations. In addition, borrowings under our Real Estate Credit Agreement are collateralized by first priority liens, subject to certain permitted exceptions, on all of the real property financed thereunder. The terms of the notes do not restrict us from granting liens to secure debt that is senior in right of payment to the notes. If we become insolvent or are liquidated, or if payment under our Restated Credit Agreement, Real Estate Credit Agreement or any other secured senior indebtedness is accelerated, the lenders under our Restated Credit Agreement, Real Estate Credit Agreement or holders of other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the Revolving Credit Facility, our Real Estate Credit Facility or any of our other senior indebtedness). Any of these actions may materially impair our ability to meet our obligations under the notes.

Restrictions imposed by our Restated Credit Agreement, our Real Estate Credit Agreement, our other credit facilities and the indenture governing the notes may limit our ability to obtain additional financing and to pursue business opportunities.

The operating and financial restrictions and covenants in our debt instruments, including our Restated Credit Agreement, our Real Estate Credit Agreement, our other credit facilities and the indenture governing the notes, may adversely affect our ability to finance our future operations or capital needs or to pursue certain business activities. In particular, our Restated Credit Agreement, our Real Estate Credit Agreement, and other facilities require us to maintain compliance with certain financial ratios. Our ability to comply with these ratios may be affected by events beyond our control. A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under the applicable facility. In the event of any default under any such facility, the lenders could elect to declare all borrowings outstanding, together with accrued and unpaid interest and other fees, to be due and payable, to require us to apply all of our available cash to repay these borrowings or to prevent us from making debt service payments on the notes, any of which would be an event of default under the notes. See “Description of Other Indebtedness” and “Description of the Notes.”

It may not be possible for us to repurchase notes on the occurrence of a change in control.

Under the indenture governing the notes, upon the occurrence of specific change of control events, we are required to offer to repurchase all of the notes at 101% of the principal amount of the notes plus accrued and unpaid interest to the date of purchase. The source of funds for any such purchase of notes would be our available cash or cash generated from our operations or other sources, which may include borrowings, sales of assets or sales of equity or debt securities. We may not be able to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control. Further, we are contractually restricted under the terms of our Restated Credit Agreement and our Real Estate Credit Agreement from repurchasing the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to offer to repurchase the notes unless we are able to refinance or obtain waivers under any applicable credit facility. Our failure to purchase any tendered notes would constitute a default under the indenture governing the notes, which, in turn, would constitute a default under our other debt instruments, including our Restated Credit Agreement and our Real Estate Credit Agreement. Any of our future debt agreements may contain similar provisions. See “Description of the Notes—Repurchase at the Option of Holders—Change of Control.”

Some significant transactions may not constitute a change of control, in which case we would not be obligated to offer to repurchase the notes.

Under the indenture governing the notes, upon the occurrence of a change of control, holders of notes have the right to require us to repurchase their notes. However, the change of control provisions do not afford protection to holders of notes in the event of certain other transactions that could adversely affect the notes. For example, transactions such as certain leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a change of control requiring us to offer to repurchase the notes. In addition, a proxy contest resulting in the election of new directors to our board without the approval of our then existing board members does not constitute a change of control requiring us to offer to repurchase the notes if none of the change of control provisions are otherwise triggered. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and require note- holders to return payments received from guarantors.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee generally can be avoided if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	intended to hinder, delay or defraud any present or future creditor; or received less than reasonably equivalent value or fair consideration for the issuance of the guarantee; and

•	the subsidiary guarantor:

•	was insolvent or rendered insolvent by reason of issuing the guarantee;

•	was engaged or about to engage in a business or transaction for which the subsidiary guarantor’s remaining assets constituted unreasonably small capital to carry on its business; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they become due.

In addition, any payment by that subsidiary guarantor under a guarantee could be avoided and required to be returned to the subsidiary guarantor or to a fund for the benefit of the creditors of the subsidiary guarantor under such circumstances.

The measures of insolvency for purposes of fraudulent transfer laws will vary depending upon the governing law. Generally, a guarantor may be considered insolvent if:

•	the sum of its debts, including the value of contingent liabilities, was greater than the fair salable value of all of its assets; or

•	it could not pay its debts as they became due.

In the event the guarantee of the notes by a subsidiary guarantor is avoided as a fraudulent conveyance, holders of the notes effectively would lose the ability to pursue their claims against the guarantor or would be subordinated to all indebtedness and other liabilities of that guarantor.

Our credit ratings may not reflect the risks of investing in the notes and any downgrade of our credit ratings generally may cause the trading price of the notes to fall.

The original notes are, and the exchange notes will be, rated by at least one nationally recognized statistical rating organization. The ratings of the notes will primarily reflect such organization’s assessment of our financial strength and may change in accordance with changes in such assessment of our financial strength. Any rating is not a recommendation to purchase, sell or hold any particular security, including the notes. These ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. The ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, the notes. If one or more rating agencies that rates the notes reduces their rating in the future, or announces their intention to put the notes on credit watch, the market price of the notes could be harmed. Future downgrades of our credit ratings in general could also cause the trading price of the notes to decrease which could lead to increased corporate borrowing costs for us.

We cannot assure you that an active trading market will develop for the exchange notes.

Prior to this offering, there has been no public market for the exchange notes. We do not intend to apply for listing of the exchange notes on any securities exchange. The initial purchasers of the original notes currently make a market for the original notes, and we have been advised by the initial purchasers that they presently intend to make a market in the original notes, together with the exchange notes, after this exchange offer is completed. However, they are not obligated to and the initial purchasers of the original notes may cease their market-making activities at any time. In addition, the liquidity of any trading market for the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in the automotive industry. If an active market does not develop or is not maintained, the market price of the notes may decline and you may not be able to resell the notes.

If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid.

Original notes that you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue exchange notes in exchange for the original notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in “The Exchange Offer—Procedures for Tendering Original Notes” and “The Exchange Offer—Conditions to the Exchange Offer.”

Because we anticipate that all or substantially all holders of original notes will elect to exchange their original notes in this exchange offer, we expect that the market for any original notes remaining after the completion of the exchange offer will be substantially limited. Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the original notes outstanding. Following the exchange offer, if you do not tender your original notes, you generally will not have any further registration rights, and your original notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the original notes will likely be adversely affected.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the offer and sale of the original notes, we and the guarantors entered into a registration rights agreement with the initial purchasers of the original notes. We are making the exchange offer to satisfy our obligations under the registration rights agreement.

Terms of the Exchange

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, exchange notes for an equal principal amount of original notes. The terms of the exchange notes are identical in all material respects to those of the original notes, except for transfer restrictions, registration rights and special interest provisions relating to the original notes that will not apply to the exchange notes. The exchange notes will be entitled to the benefits of the indenture under which the original notes were issued. See “Description of the Notes.”

The exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered or accepted for exchange. As of the date of this prospectus, $400.0 million aggregate principal amount of the original notes was outstanding. Original notes tendered in the exchange offer must be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, holders of original notes, except any holder who is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, who exchange their original notes for exchange notes pursuant to the exchange offer generally may offer the exchange notes for resale, resell the exchange notes and otherwise transfer the exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the exchange notes are acquired in the ordinary course of the holders’ business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes as described in “Plan of Distribution.” In addition, to comply with the securities laws of individual jurisdictions, if applicable, the exchange notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. We have agreed, pursuant to the registration rights agreement, to file with the SEC a registration statement (of which this prospectus forms a part) with respect to the exchange notes. If you do not exchange such original notes for exchange notes pursuant to the exchange offer, your original notes will continue to be subject to restrictions on transfer.

If any holder of the original notes is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the exchange notes to be acquired in the exchange offer, the holder would not be able to rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and applicable state securities laws.

Expiration Date; Extensions; Termination; Amendments

The exchange offer expires on the expiration date, which is 9:00 a.m., New York City time, on                 , 2015 (the 21st business day after the commencement of the exchange offer) unless we, in our sole discretion, extend the period during which the exchange offer is open.

We reserve the right to extend the exchange offer at any time and from time to time prior to the expiration date by giving written notice to U.S. Bank National Association, the exchange agent, and by public announcement communicated by no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date, unless otherwise required by applicable law or regulation, by making a release to PR Newswire or other wire service. During any extension of the exchange offer, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us.

The exchange date will be promptly following the expiration date. We expressly reserve the right to:

•	terminate the exchange offer and not accept for exchange any original notes for any reason, including if any of the events set forth below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the exchange offer in any manner, whether before or after any tender of the original notes.

If any termination or material amendment occurs, we will notify the exchange agent in writing and will either issue a press release or give written notice to the holders of the original notes as promptly as practicable. Additionally, in the event of a material amendment or change in the exchange offer, which would include any waiver of a material condition hereof, we will extend the offer period, if necessary, so that at least five business days remain in the exchange offer following notice of the material amendment or change, as applicable.

Unless we terminate the exchange offer prior to the expiration date, we will exchange the exchange notes for the tendered original notes promptly after the expiration date, and will issue to the exchange agent exchange notes for original notes validly tendered, not withdrawn and accepted for exchange. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the exchange offer. See “—Acceptance of Original Notes for Exchange; Delivery of Exchange Notes.”

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a release to PR Newswire or other wire service by 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of the exchange offer and satisfying the requirements of Rule 14e-1(d) of the Exchange Act.

This prospectus and the accompanying letter of transmittal and other relevant materials will be mailed by us to record holders of original notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of original notes.

Procedures for Tendering Original Notes

To participate in the exchange offer, you must properly tender your original notes to the exchange agent as described below. We will only issue the exchange notes in exchange for the original notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the original notes, and you should follow carefully the instructions on how to tender your original notes. It is your responsibility to properly tender your original notes. No letter of transmittal or other document should be sent to us. Beneficial owners may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

If you have any questions or need help in exchanging your original notes, please contact the exchange agent at the address or telephone numbers set forth below.

All of the original notes were issued in book-entry form, and all of the original notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. You may tender your original notes using ATOP. The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of the exchange offer within two business days after this prospectus is mailed to holders, and any financial institution that is a participant in DTC may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. In connection with the transfer, DTC will send an “agent’s message” to the exchange agent. The agent’s message will state that DTC has received instructions from the participant to tender the original notes and that the participant agrees to be bound by the terms of the letter of transmittal.

By using the ATOP procedures to exchange the original notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it. The tender of original notes by you pursuant to the procedures set forth in this prospectus will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of original notes will be determined by us and will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, upon advice of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of the original notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of the original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of the original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder promptly after the expiration date of the exchange offer.

In all cases, we will issue the exchange notes for the original notes that we have accepted for exchange under the exchange offer only after the exchange agent receives, prior to the expiration date: (a) a book-entry confirmation of such number of the original notes into the exchange agent’s account at DTC and (b) a properly transmitted agent’s message.

If we do not accept any tendered original notes for exchange or if the original notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged original notes will be returned without expense to their tendering holder. Such non-exchanged original notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Each broker-dealer that receives the exchange notes for its own account in exchange for the original notes, where those original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. See “Plan of Distribution.”

Terms and Conditions Contained in the Letter of Transmittal

The accompanying letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

The transferring party tendering original notes for exchange will be deemed to have exchanged, assigned and transferred the original notes to us and irrevocably constituted and appointed the exchange agent as the transferor’s agent and attorney-in-fact to cause the original notes to be assigned, transferred and exchanged. The transferor will be required to represent and warrant that it has full power and authority to tender, exchange, assign and transfer the original notes and to acquire exchange notes issuable upon the exchange of the tendered original notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered original notes, free and clear of all liens, restrictions (other than restrictions on transfer), charges and encumbrances and that the tendered original notes are not and will not be subject to any adverse claim. The transferor will be required to also agree that it will, upon request, execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered original notes. The transferor will be required to agree that acceptance of any tendered original notes by us and the issuance of exchange notes in exchange for tendered original notes will constitute performance in full by us of our obligations under the registration rights agreement and that we will have no further obligations or liabilities under the registration rights agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.

Upon agreement to the terms of the letter of transmittal pursuant to an agent’s message, a holder, or beneficial holder of the original notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the exchange offer generally, thereby certify that:

•	it is not an affiliate of ours or our subsidiaries or, if the transferor is an affiliate of ours or our subsidiaries, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	the exchange notes are being acquired in the ordinary course of business of the person receiving the exchange notes, whether or not the person is the registered holder;

•	the transferor has not entered into an arrangement or understanding with any other person to participate in the distribution, within the meaning of the Securities Act, of the exchange notes;

•	the transferor is not engaged in, does not intend to engage in, and has no arrangement or understanding with any person to engage in, a distribution of any exchange notes issued to the transferor;

•	the transferor is not a broker-dealer who purchased the original notes for resale pursuant to an exemption under the Securities Act; and

•	the transferor will be able to trade the exchange notes acquired in the exchange offer without restriction under the Securities Act.

Each broker-dealer that receives exchange notes for its own account in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Withdrawal Rights

Original notes tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date.

For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in the accompanying letter of transmittal not later than 9:00 a.m., New York City time, on the expiration date. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn original notes and otherwise comply with the

ATOP procedures. The exchange agent will return properly withdrawn original notes promptly following receipt of notice of withdrawal. Properly withdrawn original notes may be retendered by following the procedures described under “—Procedures for Tendering Original Notes” above at any time on or prior to 9:00 a.m., New York City time, on the expiration date. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and will be final and binding on all parties.

Acceptance of Original Notes for Exchange; Delivery of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of original notes validly tendered and not withdrawn and the issuance of the exchange notes will be made on the exchange date. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered original notes when and if we have given written notice to the exchange agent.

The exchange agent will act as agent for the tendering holders of original notes for the purposes of receiving exchange notes from us and causing the original notes to be assigned, transferred and exchanged. Original notes tendered by book-entry transfer into the exchange agent’s account at DTC pursuant to the procedures described above will be credited to an account maintained by the holder with DTC for the original notes, promptly after withdrawal, rejection of tender or termination of the exchange offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to issue exchange notes in exchange for any properly tendered original notes not previously accepted and may terminate the exchange offer, by oral or written notice to the exchange agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, to PR Newswire or other wire service, or, at our option, modify or otherwise amend the exchange offer, if, in our reasonable determination any of the following could reasonably be expected to impair our ability to proceed with the exchange offer or have a material adverse effect on us:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or of the SEC:

•	seeking to restrain or prohibit the making or consummation of the exchange offer;

•	assessing or seeking any damages as a result thereof; or

•	resulting in a material delay in our ability to accept for exchange or exchange some or all of the original notes pursuant to the exchange offer; or

•	the exchange offer violates any applicable law or any applicable interpretation of the staff of the SEC.

These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. We reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the exchange offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus is a part, or with respect to the qualification of the indenture under which the original notes were issued under the Trust Indenture Act, as amended.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus, or the accompanying letter of transmittal, should be directed to the exchange agent addressed as follows:

By Registered or Certified Mail, Overnight Courier or Hand Delivery:	Facsimile Transmission Number:	Confirm by Telephone or for Information:

U.S. Bank National Association Global Corporate Trust Services 111 Fillmore Ave E Mail Station EP-MN-55107 St. Paul, MN 55107 Attention: Specialty Finance Group Reference: Asbury Automotive Group, Inc.	(651) 466-7402 Attention: Specialty Finance Group Reference: Asbury Automotive Group, Inc.	(800) 934-6802

Delivery of the any documents to an address other than as set forth above, or via facsimile other than as set forth above, will not constitute a valid delivery.

The exchange agent also acts as trustee under the indenture under which the original notes were issued and the exchange notes will be issued.

Solicitation of Tenders; Expenses

We have not retained any dealer-manager or similar agent in connection with the exchange offer and we will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses. The expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and printing, accounting and legal fees, will be paid by us.

No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made in the exchange offer will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus.

The exchange offer is not being made to, nor will tenders be accepted from or on behalf of, holders of original notes in any jurisdiction in which the making of the exchange offer or the acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the exchange offer in any jurisdiction. In any jurisdiction where its securities laws or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Appraisal Rights

You will not have dissenters’ rights or appraisal rights in connection with the exchange offer.

Transfer Taxes

If you tender your original notes, you will not be obligated to pay any transfer taxes in connection with the exchange offer unless you instruct us to register exchange notes in the name of, or request original notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered holder, in which case you will be responsible for the payment of any applicable transfer tax.

U.S. Federal Income Tax Consequences

The exchange of an original note for an exchange note will not constitute a taxable exchange for U.S. federal income tax purposes. The exchange will not result in taxable income, gain or loss being recognized by you or by us. Immediately after the exchange, you will have the same adjusted basis and holding period in each exchange note received as you had immediately prior to the exchange in the corresponding original note surrendered. See “Material U.S. Federal Income Tax Consequences” for more information.

We advise you to consult your own tax advisors as to your particular circumstances and the effects of any state, local or foreign tax laws to which you may be subject.

Consequences of Failure to Exchange

As a consequence of the offer or sale of the original notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of original notes who do not exchange original notes for exchange notes in the exchange offer will continue to be subject to the restrictions on transfer of the original notes. In general, the original notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the original notes and the absence of similar restrictions applicable to the exchange notes, it is highly likely that the market, if any, for original notes will be less liquid than the market for exchange notes. Consequently, holders of original notes who do not participate in the exchange offer could experience significant diminution in the value of their original notes compared to the value of the exchange notes.

RATIO OF EARNINGS TO FIXED CHARGES

	Nine Months Ended September 30, 2014	Year Ended December 31,
		2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges	4.83	3.76	3.29	2.25	1.98	1.63

For purposes of the ratio above:

•	The term “fixed charges” means the sum of: (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness and (iii) an estimate of the interest within rental expense.

•	The term “earnings” means the sum of: (i) pre-tax income from continuing operations; (ii) fixed charges; (iii) amortization of capitalized interest, less interest capitalized.

We have not had any shares of preferred stock outstanding during any of these periods, and have not paid any preferred stock dividends. Therefore, our ratios of earnings to combined fixed charges and preferred dividends are the same as the ratios above.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement relating to the original notes. We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, an equal principal amount of outstanding original notes. The form and terms of the exchange notes are identical in all material respects to the form and terms of the original notes, except with respect to the transfer restrictions and registration rights and related special interest provisions relating to the original notes. The original notes surrendered in exchange for the exchange notes will be retired and cannot be reissued.

DESCRIPTION OF OTHER INDEBTEDNESS

Restated Credit Agreement

In August 2013, we entered into an amended and restated senior secured credit agreement with Bank of America, N.A., as administrative agent, and the other agents and lenders party thereto (the “Restated Credit Agreement”). The Restated Credit Agreement amended and restated in its entirety our pre-existing senior secured credit agreement, dated as of October 14, 2011.

The Restated Credit Agreement provides for a credit facility consisting of a (i) $175.0 million revolving credit facility (the “Revolving Credit Facility”) with a $50.0 million sublimit for letters of credit, (ii) $825.0 million new vehicle revolving floorplan facility (the “New Vehicle Floorplan Facility”), and (iii) $100.0 million used vehicle revolving floorplan facility (the “Used Vehicle Floorplan Facility” and, together with the Revolving Credit Facility and the New Vehicle Floorplan Facility, the “Senior Credit Facility”), in each case subject to limitations on borrowing availability as set out in the Restated Credit Agreement. Subject to the compliance with certain conditions, the Restated Credit Agreement provides that the Company and its dealership subsidiaries that are borrowers under the Senior Credit Facility (collectively, the “Borrowers”) have the ability, at their option and subject to the receipt of additional commitments from existing or new lenders, to increase the size of the Revolving Credit Facility by up to $50.0 million without lender consent. The Restated Credit Agreement also provides that the Borrowers have the ability, at their option and subject to the receipt of additional commitments from existing or new lenders, to increase the size of the New Vehicle Floorplan Facility and the Used Vehicle Floorplan Facility by up to $250.0 million in the aggregate without lender consent and also subject to the compliance with certain conditions. In conjunction with the New Vehicle Floorplan Facility, we established an account with Bank of America that allows us to transfer cash to an account as an offset to floor plan notes payable (a “floor plan offset account”). These transfers reduce the amount of outstanding new vehicle floor plan notes payable that would otherwise accrue interest, while retaining the ability to transfer amounts from the offset account into our operating cash accounts within one to two days.

Proceeds from borrowings from time to time under the (i) Revolving Credit Facility may be used for, among other things, acquisitions, working capital and capital expenditures; (ii) New Vehicle Floorplan Facility may be used to finance the acquisition of new vehicle inventory and to refinance new vehicle inventory at acquired dealerships; and (iii) Used Vehicle Floorplan Facility may be used to finance the acquisition of used vehicle inventory and for, among other things, other working capital and capital expenditures, as well as to refinance used vehicles.

Borrowings under the Revolving Credit Facility bear interest, at the option of the Company, based on the London Interbank Offered Rate (“LIBOR”) plus 1.75% to 2.75%, or the Base Rate (as described below) plus 0.75% to 1.75%, in each case based on the Company’s total lease adjusted leverage ratio (as defined in the Restated Credit Agreement). The Base Rate is the highest of (i) the Bank of America prime rate, (ii) the Federal Funds rate plus 0.50%, and (iii) one month LIBOR plus 1.0%.

Borrowings under the New Vehicle Floorplan Facility bear interest, at the option of the Company, based on LIBOR plus 1.25% or the Base Rate plus 0.25%. Borrowings under the Used Vehicle Floorplan Facility bear interest, at the option of the Company, based on LIBOR plus 1.50% or the Base Rate plus 0.50%.

In addition to the payment of interest on borrowings outstanding under the Senior Credit Facility, the Borrowers are required to pay a commitment fee on the total commitments under the Senior Credit Facility. The fee for commitments under the Revolving Credit Facility ranges from 0.30% to 0.50% per annum, based on the Company’s total lease adjusted leverage ratio. The fees for commitments under the New Vehicle Facility Floorplan and the Used Vehicle Facility Floorplan are 0.20% per annum and 0.25% per annum, respectively. The fees are payable quarterly. The Senior Credit Facility matures, and all amounts outstanding thereunder, will be due and payable in August 2018.

The representations and covenants contained in the Restated Credit Agreement are customary for financing transactions of this nature including, among others, a requirement to comply with a minimum consolidated current ratio and consolidated fixed charge coverage ratio (each as defined in the Restated Credit Agreement) and a maximum consolidated total lease adjusted leverage ratio, in each case as set out in the Restated Credit Agreement. In addition, certain other covenants could restrict the Company’s ability to incur additional debt, pay dividends or acquire or dispose of assets.

The Restated Credit Agreement also provides for events of default that are customary for financing transactions of this nature, including cross-defaults to other material indebtedness. In certain instances, an event of default under either the Revolving Credit Facility or the Used Vehicle Floorplan Facility could be, or result in, an event of default under the New Vehicle Floorplan Facility, and vice versa. Upon the occurrence of an event of default, the Company could be required to immediately repay all amounts outstanding under the applicable facility.

The obligations under the Restated Credit Agreement are guaranteed by each existing, and will be guaranteed by each future, direct and indirect domestic subsidiary of the Company, other than, at the option of the Company, any immaterial subsidiary. The New and Used Vehicle Floorplan Facilities are each also guaranteed by the Company. The obligations under each of the Revolving Credit Facility and the Used Vehicle Floorplan Facility are collateralized by liens on substantially all of the present and future assets, other than real property, of the Company and the guarantors. The obligations under the New Vehicle Floorplan Facility are collateralized by liens on substantially all of the present and future assets, other than real property, of the borrowers under the New Vehicle Floorplan Facility.

On December 4, 2014, we entered into an amendment to the Restated Credit Agreement. This amendment revised the covenant restricting our ability to make certain restricted payments, including payments to repurchase additional shares of our common stock, among other things, to generally be consistent with the covenant governing such payments as contained in the indenture governing the notes.

Other Floor Plan Financing Facilities

In addition to the New Vehicle Floorplan Facility and Used Vehicle Floorplan Facility, which are components of our Senior Credit Facility, we also have floor plan facilities with certain other manufacturers for loaner vehicles. Our floor plan facilities for loaner vehicles have stated borrowing limitations.

Borrowings under these other floor plan financing facilities accrue interest at 1.50% above the prime rate. Under the terms of the collateral documents entered into with the lenders under these other floor plan financing facilities, we and all of our dealership subsidiaries have granted security interests in the vehicle inventory financed under the respective floor plan facilities, as well as the proceeds from the sale of such vehicles, and certain other collateral.

Regardless of whether borrowings are under our Senior Credit Facility or one of our other floor plan financing facilities, we consider floor plan notes payable to a party that is affiliated with the entity from which we purchase our new vehicle inventory “Floor plan notes payable—trade” and all other floor plan notes payable “Floor plan notes payable—non-trade.” As of September 30, 2014, we had $71.3 million of floor plan notes payable—trade and $485.8 million of floor plan notes payable—non-trade outstanding, including amounts classified as Liabilities Associated with Assets Held for Sale. For a more detailed discussion of our floor plan notes payable, see “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, which is incorporated by reference herein.

Real Estate Credit Agreement

In September 2013, we entered into a real estate term loan credit agreement with Bank of America, N.A., as lender (the “Real Estate Credit Agreement”). Our Real Estate Credit Agreement provides for term loans in an aggregate amount not to exceed $75.0 million, subject to customary terms and conditions. As of September 30, 2014, we had $72.4 million in term loans outstanding under the Real Estate Credit Agreement. Term loans under our Real Estate Credit Agreement bear interest, at the option of the Company, based on the LIBOR plus 2.50% or the Base Rate (as described below) plus 1.50%. The Base Rate is the highest of (i) the Federal Funds rate plus 0.50%, (ii) the Bank of America prime rate, and (iii) one month LIBOR plus 1.0%. We are required to make quarterly principal payments of 1.25% of the initial amount of each loan on a twenty year repayment schedule, with a balloon repayment of the outstanding principal amount of loans due on September 26, 2023, subject to an earlier maturity if the Revolving Credit Facility matures or is not otherwise refinanced by certain dates. Borrowings under the Real Estate Credit Agreement are guaranteed by each of our operating dealership subsidiaries whose real estate is financed under the Real Estate Credit Agreement, and are collateralized by first priority liens, subject to certain permitted exceptions, on all of the real property financed thereunder.

Mortgage Notes Payable

At September 30, 2014, we had $221.2 million of mortgage note obligations (excluding amounts outstanding under our Real Estate Credit Agreement) outstanding at interest rates ranging from 4% to 5%. Subsequent to September 30, 2014, we entered into a fixed rate mortgage note payable in total initial principal amount of $13.4 million. These obligations are collateralized by the related real estate at our applicable owned dealership locations.

8.375% Senior Subordinated Notes due 2020

As of September 30, 2014, we had $300.0 million in aggregate principal amount of the 8.375% Notes outstanding. We pay interest on the 8.375% Notes on May 15 and November 15 of each year until their maturity on November 15, 2020. At any time prior to November 15, 2015, we may, at our option, redeem all or a portion of the 8.375% Notes in cash at a price equal to 100% of their principal amount plus an applicable premium and accrued and unpaid interest, if any, to the redemption date. On or after November 15, 2015, we may, at our option, redeem all or a portion of the 8.375% Notes in cash at a redemption price equal to 104.188%, plus accrued and unpaid interest, if any, to the redemption date. The redemption price is reduced on each subsequent November 15 approximately 1.4% until the price reaches 100% of the aggregate principal amount plus accrued and unpaid interest on November 15, 2018 and thereafter.

The 8.375% Notes are fully and unconditionally guaranteed, on a joint-and-several basis, by all of our current wholly-owned subsidiaries, with certain exceptions, and will be so guaranteed by all of our future domestic subsidiaries that have outstanding, incur or guarantee any other indebtedness. The terms of the 8.375% Notes, in certain circumstances, restrict our ability to, among other things, incur additional indebtedness, pay dividends, repurchase our common stock and merge or sell all or substantially all our assets.

Concurrently with the offering of the original notes, we commenced the Tender Offer for the 8.375% Notes. The Tender Offer is scheduled to expire on December 19, 2014, unless extended by us. On December 3, 2014, the consent payment deadline under the Tender Offer expired, and on December 4, 2014, we accepted for payment, and paid for, all of the $234,199,000 in aggregate principal amount of 8.375% Notes validly tendered and not withdrawn prior to that deadline. This amount reflects the tender offer consideration of $1,084.29 per $1,000 aggregate principal amount tendered as well as a consent payment of $30.00 per $1,000 aggregate principal amount tenders. Holders of 8.375% Notes who tender and do not withdraw their 8.375% Notes after the consent payment deadline but before the expiration of the Tender Offer will be entitled to receive the tender offer consideration but not the consent payment. On December 26, 2014, we intend to redeem any 8.375% Notes that remain outstanding after the expiration of the Tender Offer on December 18, 2014, at a redemption price equal to 100% of the principal amount thereof plus an applicable premium calculated in accordance with the indenture governing the 8.375% Notes.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, “Asbury,” “we,” “our,” and “us” refer only to Asbury Automotive Group, Inc. and not to any of its Subsidiaries, and references to “notes” means the original notes and the exchange notes.

Asbury issued the original notes, and will issue the exchange notes, under an indenture, dated December 4, 2014, among itself, the Guarantors party thereto and U.S. Bank National Association, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the notes and the indenture. It does not restate those documents in their entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. Copies of the indenture are available as set forth under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered Holder of a note is treated as the owner of it for all purposes. Only registered Holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The Notes

The notes:

•	are general unsecured senior subordinated obligations of Asbury;

•	are subordinated in right of payment to all existing and future Senior Debt of Asbury, including borrowings under the Credit Agreement and Floor Plan Facilities;

•	rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of Asbury;

•	are effectively junior to all existing and future liabilities, including trade payables, of Asbury’s non-guarantor Subsidiaries;

•	are unconditionally guaranteed on a senior subordinated basis by the Guarantors;

•	are limited to an aggregate principal amount of $400,000,000, except as set forth below under “—Principal, Maturity and Interest”;

•	mature on December 15, 2024, unless earlier redeemed;

•	will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof; and

•	will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form.

The Guarantees

The notes are guaranteed by all of Asbury’s current Restricted Subsidiaries.

Each guarantee of the notes:

•	is a general unsecured senior subordinated obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt of that Guarantor; and

•	ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of that Guarantor.

As of September 30, 2014, on a pro forma basis giving effect to the offering of original notes and the application of the proceeds thereof, including the repurchase of 8.375% Notes pursuant to the Tender Offer and redemption of any 8.375% Notes that remain outstanding following the expiration of the Tender Offer, Asbury would have had, in addition to the notes (and related guarantees):

•	$854.3 million of Senior Debt, including borrowings under the Credit Agreement and Floor Plan Facilities; and

•	no subordinated indebtedness;

and on the same pro forma basis, the Guarantors would have had:

•	$854.3 million of Senior Debt; and

•	no subordinated indebtedness.

As indicated above and as described below under the caption “—Subordination,” payments on the notes and under the guarantees are subordinated to the payment of Senior Debt. The indenture permits both Asbury and its Restricted Subsidiaries, subject to certain restrictions, to incur additional debt, including Senior Debt.

As of the date of this prospectus, all of Asbury’s Restricted Subsidiaries guaranteed the notes. All of our future Subsidiaries may not be obligated to guarantee the notes and existing guarantees may be released from their guarantee obligations. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will be required to pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

As of the date of this prospectus, all of Asbury’s Subsidiaries were “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our Subsidiaries, including those currently designated as Restricted Subsidiaries, as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries are not and will not be subject to the restrictive covenants in the indenture and will not guarantee the notes. See “Risk Factors—Claims of creditors of all of our non-guarantor subsidiaries will have priority over the assets and earnings of those subsidiaries over you as a holder of the notes.”

Asbury Automotive Group, Inc. is a holding company with no independent assets or operations. For all financial statement periods incorporated by reference herein, the notes have been fully and unconditionally guaranteed, on a joint and several basis, by substantially all of our subsidiaries. Any subsidiaries which have not guaranteed such Notes are “minor” (as defined in Rule 3-10(h) of Regulation S-X). As of September 30, 2014, there were no significant restrictions on the ability of our subsidiaries to distribute cash to us or to our guarantor subsidiaries.

Principal, Maturity and Interest

The notes were initially issued in a total principal amount of $400.0 million. Asbury may issue additional notes (“Additional Notes”) under the indenture from time to time. Any issuance of Additional Notes will be subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any Additional Notes subsequently issued under the indenture will rank equally and will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Asbury issued notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on December 15, 2024.

Interest on the notes accrues at the rate of 6.0% per annum and is payable semiannually in arrears on June 15 and December 15 of each year, commencing on June 15, 2015. Asbury will make each semi-annual interest payment to the Holders of record on the immediately preceding June 1 and December 1. In certain instances, references to “interest” in this summary also refer to “special interest” that may be payable pursuant to the registration rights agreement that we entered into with the initial purchasers of the original notes in connection with the offering of the original notes.

Interest on the original notes accrues, and interest on the exchange notes will accrue, from December 4, 2014, the date of original issuance of the original notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

Asbury will pay the principal of, and interest on, notes in global form registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global notes. In the event certificated notes are issued, payments on notes will be made at the office or agency of the paying agent and registrar (which will initially be the corporate trust office of the trustee) unless Asbury elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders. If a Holder of certificated notes has given wire transfer instructions to Asbury, Asbury will pay all principal, interest and premium, if any, on that Holder’s notes in accordance with those instructions.

Paying Agent and Registrar for the Notes

The trustee under the indenture is acting as paying agent and registrar for the notes. Asbury may change the paying agent or registrar without prior notice to the Holders of the notes, and Asbury or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by Asbury, the trustee or the registrar for any registration of transfer or exchange of notes, but Asbury may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. Asbury is not required to transfer or exchange any note selected for redemption. Also, Asbury is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Subsidiary Guarantees

As of the date of this prospectus, all of Asbury’s Restricted Subsidiaries guarantee the notes. In addition, the notes will in the future be guaranteed by each of Asbury’s future, wholly-owned Domestic Subsidiaries (with assets in excess of $1.0 million) which incurs, has outstanding or guarantees any Indebtedness and (2) each of Asbury’s non-wholly owned Domestic Subsidiaries (with assets in excess of $1.0 million) which incurs, has outstanding or guarantees any capital markets debt securities. Subject to the conditions described below, the Guarantors have and will, jointly and severally, unconditionally guarantee on an unsecured and senior subordinated basis the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of Asbury under the indenture and the notes, whether for principal of or premium, if any, or interest on the notes or otherwise. The Guarantors will also pay, on an unsecured and senior subordinated basis and in addition to the amount stated above, any and all expenses (including counsel fees and expenses) incurred by the trustee under the indenture in enforcing any rights under a Subsidiary Guarantee with respect to a Guarantor. Each Subsidiary Guarantee is and will be subordinated to the prior payment in full of all

Senior Debt of that Guarantor on the same basis as the notes are subordinated to the Senior Debt of Asbury. The obligations of each Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Federal and state statutes allow courts, under specific circumstances, to avoid guarantees and require note holders to return payments received from guarantors.” Except as described below under “—Repurchase at the Option of Holders—Asset Sales” and “—Certain Covenants—Merger, Consolidation or Sale of Assets,” the indenture does not restrict Asbury from selling or otherwise disposing of its direct or indirect Equity Interests in the Guarantors.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Asbury or another Guarantor, unless:

(1)	immediately after giving effect to that transaction, no Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the indenture, its Subsidiary Guarantee and the registration rights agreement (if such Guarantor’s registration obligations have not been completed) pursuant to a supplemental indenture and completes all other required documentation; or

(b)	such transaction does not violate the provisions of “—Repurchase at the Option of Holders—Asset Sales” and the Net Proceeds of such sale or disposition to the extent required are applied in accordance with the applicable provisions of the indenture.

The Subsidiary Guarantee of a Guarantor will be released and the Guarantor will be released of all obligations under its Guarantee:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) either Asbury or a Guarantor; or

(2)	in connection with any sale of all or a majority of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) either Asbury or a Guarantor; or

(3)	if such Guarantor does not, or ceases to, guarantee other Indebtedness of Asbury or another Guarantor and otherwise has no outstanding Indebtedness; or

(4)	upon the Legal Defeasance or Covenant Defeasance of the notes in accordance with the terms of the indenture; or

(5)	if Asbury designates such Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(6)	upon the liquidation, winding up or dissolution of such Guarantor following the transfer of all or substantially all of its assets to Asbury or another Guarantor.

See “—Repurchase at the Option of Holders—Asset Sales,” “—Legal Defeasance and Covenant Defeasance” and “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries.”

Any (x) wholly owned Domestic Subsidiary of Asbury (with assets in excess of $1.0 million) which incurs, has outstanding or guarantees any Indebtedness and (y) non-wholly owned Domestic Subsidiary of Asbury (with assets in excess of $1.0 million) which incurs, has outstanding or guarantees any capital markets debt securities will, within 30 days of such incurrence or guarantee (or, if the Domestic Subsidiary has outstanding or guarantees Indebtedness or capital markets debt securities, as the case may be, at the time of its creation or acquisition, within 30 days of such creation or acquisition), become a Guarantor and execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary will agree to guarantee Asbury’s obligations under the notes.

Subordination

Senior Debt versus Notes

The payment of principal of or interest and premium, if any, on the notes is subordinated to the prior payment in full of all Senior Debt of Asbury, including Senior Debt incurred after the date of the indenture.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the Holders of notes will be entitled to receive any payment with respect to the notes (except that Holders of notes may receive and retain Permitted Junior Securities and payments made from the trust, if any, as described under “—Legal Defeasance and Covenant Defeasance” to the extent permitted thereby), in the event of any distribution to creditors of Asbury:

(1)	in a liquidation or dissolution of Asbury;

(2)	in a bankruptcy reorganization, insolvency, receivership or similar proceeding relating to Asbury or its property;

(3)	in an assignment for the benefit of creditors; or

(4)	in any marshaling of Asbury’s assets and liabilities.

Liabilities of Subsidiaries versus Notes

As of the date of this prospectus, all of Asbury’s Subsidiaries guarantee the notes. Not all of Asbury’s future Subsidiaries will be obligated to guarantee the notes and existing Guarantors may be released from their guarantee obligations. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, generally will effectively have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of Asbury’s creditors, including holders of the notes, even if such claims do not constitute Senior Debt. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries. See “Risk Factors—Claims of creditors of all of our non-guarantor subsidiaries will have priority over the assets and earnings of those subsidiaries over you as a holder of the notes.” Moreover, the indenture does not impose any limitation on the incurrence by Subsidiaries of liabilities that are not considered Indebtedness or preferred stock under the indenture. See “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.”

Other Senior Subordinated Indebtedness versus Notes

Only Indebtedness of Asbury or any of its Subsidiaries that is Senior Debt of such Person will rank senior to the notes or the relevant Subsidiary Guarantee, as the case may be, in accordance with the provisions of the indenture. The notes and each Subsidiary Guarantee will in all respects rank pari passu with all other Senior Subordinated Indebtedness of Asbury and the relevant Subsidiary, respectively.

Asbury and the Guarantors agreed in the indenture that Asbury and such Guarantors will not incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to Asbury’s Senior Debt, or the Senior Debt of such Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of such Person or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of such Person. The indenture provides that unsecured Indebtedness is not subordinated or junior to Secured Indebtedness merely because it is unsecured.

Asbury also may not make any payment in respect of the notes (except in the form of Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance” when permitted thereby) if:

(1)	a payment default on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2)	any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity, and the trustee receives a notice of such default (a “Payment Blockage Notice”) from Asbury or the requisite holders of such series of Designated Senior Debt.

Payments on the notes will be resumed at the first to occur of the following:

(1)	in the case of a payment default, upon the date on which such default is cured or waived; and

(2)	in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1)	360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2)	all scheduled payments of principal, interest and premium, if any, on the notes that have come due have been paid in full in cash.

The failure to make any payment on the notes by reason of the subordination provisions of the indenture will not be construed as preventing the occurrence of an Event of Default with respect to the notes by reason of the failure to make a required payment. Upon termination of any period of payment blockage, Asbury will be required to resume making any and all required payments under the notes, including any missed payments. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

If the trustee or any Holder of the notes receives a payment in respect of the notes (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) when:

(1)	the payment is prohibited by these subordination provisions; and

(2)	the trustee or the Holder has actual knowledge that the payment is prohibited;

the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

Asbury must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Asbury, Holders of notes may recover less ratably than creditors of Asbury who are holders of Senior Debt. See “Risk Factors—Your right to receive payments on the exchange notes is junior to our existing and future senior indebtedness and the existing and future senior indebtedness of our guarantors.”

“Designated Senior Debt” means:

(1)	any Senior Debt outstanding under the Credit Agreement or any Floor Plan Facilities;

(2)	any Mortgage Loans that have been designated by Asbury as “Designated Senior Debt;” and

(3)	any other Senior Debt permitted under the indenture, the principal amount of which is $25.0 million or more and that has been designated by Asbury as “Designated Senior Debt.”

“Permitted Junior Securities” means:

(1)	Equity Interests in Asbury or any Guarantor; or

(2)	debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the notes and the Subsidiary Guarantees are subordinated to Senior Debt under the indenture.

“Senior Debt” means:

(1)	all Indebtedness of Asbury or any Guarantor outstanding under Credit Facilities, and all Hedging Obligations with respect thereto, and under Floor Plan Facilities;

(2)	any other Indebtedness of Asbury or any Guarantor permitted to be incurred under the terms of the indenture; and

(3)	all Obligations with respect to the items listed in the preceding clauses (1) and (2),

unless, in the case of clauses (1) and (2), the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes or any Subsidiary Guarantee, as the case may be.

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1)	any liability for federal, state, local or other taxes owed or owing by Asbury;

(2)	any intercompany Indebtedness of Asbury or any of its Subsidiaries to Asbury or any of its Affiliates;

(3)	any trade payables; or

(4)	the portion of any Indebtedness that is incurred in violation of the indenture.

Optional Redemption

At any time prior to December 15, 2017, Asbury may at its option on any one or more occasions redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of notes (which includes Additional Notes, if any) issued under the indenture at a redemption price of 106.0% of the principal amount, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Issuances; provided that:

(1)	at least 65% of the aggregate principal amount of notes (which includes Additional Notes, if any) issued under the indenture remains outstanding immediately after the redemption (excluding any notes held by Asbury or any of its Subsidiaries or Affiliates); and

(2)	the redemption occurs within 120 days of the date of the closing of such Equity Issuance.

At any time prior to December 15, 2019, Asbury will be entitled at its option to redeem all or a portion of the notes, upon not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to the date of redemption (the “Redemption Date”).

“Applicable Premium” means, with respect to a note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such note at December 15, 2019 (such redemption price as described in the table below) plus (2) all required interest payments due on such note through December 15, 2019 (excluding accrued but unpaid interest to such Redemption Date) computed, in both cases, using a discount rate equal to the Treasury Rate plus 50 basis points, over, (B) the principal amount of such note.

“Treasury Rate” means the yield to maturity at a time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source similar market data)) most nearly equal to the period from the Redemption Date to December 15, 2019; provided, however, that if the period from the Redemption Date to December 15, 2019 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to December 15, 2019 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

On and after December 15, 2019, Asbury will be entitled at its option to redeem all or a portion of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 15 of the years indicated below:

Year	Percentage
2019	103.000%
2020	102.000%
2021	101.000%
2022 and thereafter	100.000%

Selection and Notice

If less than all of the notes are to be redeemed in connection with any redemption, the trustee will select notes (or portions of notes) for redemption as follows:

(1)	if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be delivered at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notice of any redemption may, at Asbury’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an Equity Issuance, other offering or other corporate transaction or event.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption, unless such redemption is conditioned on the happening of a future event and all such conditions have not been satisfied. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

No Mandatory Redemption or Sinking Fund

Asbury is not required to make mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, Asbury may be required to offer to purchase notes as described under the captions “—Repurchase at the Option of Holders,” “—Asset Sales” and “—Change of Control.” The indenture does not prohibit Asbury from purchasing notes in the open market or otherwise at any time and from time to time.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of notes have the right to require Asbury to repurchase all or any part (equal to an integral multiple of $1,000) of that Holder’s notes validly tendered pursuant to the offer described below (the “Change of Control Offer”); provided that the unrepurchased portion of the notes of any Holder must be equal to $2,000 in principal amount or integral multiples of $1,000 in excess thereof. The offer price in any Change of Control Offer will be payable in cash and will be equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control, Asbury will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Asbury will comply with the requirements of Section 14(e) of and Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to the Change of Control, Asbury will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the indenture by virtue of such conflict.

On the Change of Control Payment Date, Asbury will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officer’s certificate stating the aggregate principal amount of notes or portions of notes being purchased by Asbury.

The paying agent will promptly mail to each Holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and deliver (or cause to be transferred by book entry) to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Asbury will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. Asbury will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that will require Asbury to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the notes to require that Asbury repurchase or redeem the notes in the event of a takeover, recapitalization or other similar transaction.

Asbury will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Asbury and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been thereafter given pursuant to the indenture as described above under the caption “—Optional Redemption” and the notes are redeemed in accordance with the terms of such notice. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

The Change of Control purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Asbury and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between Asbury and the initial purchasers of the original notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on Asbury’s ability to incur additional Indebtedness are contained in the covenant described under “Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenant, however, the indenture does not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Asbury and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of notes to require Asbury to repurchase its notes as a result of a sale, lease, transfer conveyance or other disposition of less than all of the assets of Asbury and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

Asbury will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Asbury (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets disposed of or the Equity Interests of the Restricted Subsidiary issued or sold or otherwise disposed of (determined by Asbury’s Board of Directors if such fair market value exceeds $10.0 million); and

(2)	at least 75% of the consideration received in the Asset Sale by Asbury or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Asbury’s or such Restricted Subsidiary’s most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Subsidiary Guarantee) that are assumed by the transferee of any such assets or terminated by the holder of such liability and Asbury or such Restricted Subsidiary is released from further liability;

(b)	any securities, notes or other obligations received by Asbury or any such Restricted Subsidiary from such transferee that are converted by Asbury or such Restricted Subsidiary into cash or Cash Equivalents within 90 days after receipt, to the extent of the cash or Cash Equivalents received in that conversion;

(c)	any Designated Non-cash Consideration received by Asbury or any such Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that at that time has not been converted to cash, not to exceed $35.0 million at the time of receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

(d)	Replacement Assets.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Asbury or the Restricted Subsidiary, as the case may be, may apply an amount equal to such Net Proceeds at its option:

(1)	to repay any Senior Debt of Asbury or any of its Restricted Subsidiaries and if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or

(2)	(a) to acquire all or substantially all of, or a majority of the Voting Stock of, another Permitted Business, (b) to make a capital expenditure or (c) to acquire long-term assets that are used for or useful in a Permitted Business or, in each case of (a), (b) and (c), enter into a binding commitment for any such acquisition, investment or expenditure; provided that such binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment unless earlier completed, only until the 180th day following the expiration of the aforementioned 365-day period; provided further that, if the acquisition, investment or expenditure contemplated by such binding commitment is not consummated on or before the 180th day following the expiration of the aforementioned 365-day period, such commitment shall be deemed not to have been a permitted application of Net Proceeds.

In addition to the foregoing, any investment, expenditure or capital expenditure of the type described in the foregoing clauses (a), (b) and (c) of the foregoing clause (2), in each case made within 60 days prior to an Asset Sale, shall be deemed to satisfy the previous paragraph with respect to the application of the Net Proceeds from such Asset Sale.

Pending the final application of any Net Proceeds, Asbury may temporarily reduce revolving credit borrowings or invest the Net Proceeds in any manner that is not otherwise prohibited by the indenture.

If any portion of the Net Proceeds from Asset Sales is not applied or invested as provided in the preceding paragraph or Asbury otherwise determines not to apply such Net Proceeds as so provided, such amount will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $40.0 million (or such lesser amount as Asbury determines), Asbury will (and at any time Asbury may) make an offer to holders of the notes (and to holders of other Senior Subordinated Indebtedness of Asbury designated by Asbury) to purchase notes (and such other Senior Subordinated Indebtedness of Asbury) pursuant to and subject to the conditions contained in the indenture (the “Asset Sale Offer”). Asbury will purchase notes tendered pursuant to the Asset Sale Offer at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of Asbury was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of Asbury, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the indenture (the “Asset Sale Offer Price”). Asbury will be required to complete the Asset Sale Offer no earlier than 30 days and no later than 60 days after notice of the Asset Sale Offer is provided to the Holders, or such later date as may be required by applicable law. If the aggregate purchase price of the securities tendered exceeds the Net Proceeds allotted to their purchase, Asbury will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the notes will be denominations of integral multiples of $1,000; provided that the unpurchased portion of the notes of any Holder must be equal to $2,000 in principal amount or integral multiples of $1,000 in excess thereof. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Asbury may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Asbury will comply with the requirements of Section 14(e) of and Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture relating to an Asset Sale Offer, Asbury will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

The agreements governing Asbury’s outstanding and future Senior Debt could prohibit Asbury from purchasing any notes, and also provide that certain change of control or asset sale events with respect to Asbury would constitute a default under these agreements. In the event a Change of Control or Asset Sale occurs at a time when Asbury is prohibited from purchasing notes, Asbury could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Asbury does not obtain such a consent or repay such borrowings, Asbury will remain prohibited from purchasing notes. In such case, Asbury’s failure to purchase tendered notes would constitute an Event of Default under the indenture, which would, in turn, likely constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the Holders of notes. See “Risk Factors—Your right to receive payments on the notes is junior to our existing and future senior indebtedness and the existing and future senior indebtedness of our guarantors.”

The provisions under the indenture relating to Asbury’s obligation to make an offer to repurchase the notes as a result of a Change of Control or an Asset Sale may be waived or modified (prior to or after the occurrence thereof) with the written consent of the Holders of a majority in principal amount of the notes then outstanding.

Suspension of Certain Covenants

If on any date following the Issue Date:

(1)	the notes are rated Baa3 or better by Moody’s Investors Service, Inc. and BBB- or better by Standard & Poor’s Ratings Services (or, if either such entity ceases to rate the notes for reasons outside of the control of Asbury, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by Asbury as a replacement agency); and

(2)	no Default or Event of Default shall have occurred and be continuing,

then, beginning on that day and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus will be suspended:

(1)	“—Repurchase at the Option of Holders—Asset Sales;”

(2)	“—Certain Covenants—Restricted Payments;”

(3)	“—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(4)	“—Certain Covenants—Anti-Layering;”

(5)	“—Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;”

(6)	clause (4) of “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(7)	“—Certain Covenants—Transactions with Affiliates;” and

(8)	“—Certain Covenants—Additional Subsidiary Guarantees.”

During any period that the foregoing covenants have been suspended, the board of directors of Asbury may not designate any of Asbury’s Subsidiaries as Unrestricted Subsidiaries.

Notwithstanding the foregoing, if the rating assigned by either such rating agency should subsequently decline to below Baa3 or BBB-, respectively, the foregoing covenants will be reinstated as of and from the date of such rating decline. Any Indebtedness incurred during the period when the covenants are suspended will be classified as having been incurred pursuant to the first paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”. To the extent such Indebtedness would not be so permitted to be incurred, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of the second paragraph under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the indenture. However, no Default or Event of Default will be deemed to have occurred as a result of any actions taken by Asbury or its Restricted Subsidiaries during the period when the covenants are suspended.

Promptly following the occurrence of any suspension or reinstatement of the covenants as described above, Asbury will provide an officer’s certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to independently determine or verify if a suspension or reinstatement has occurred or notify the Holders of any suspension or reinstatement. The Trustee may provide a copy of such officer’s certificate to any Holder of the notes upon request. There can be no assurance that the notes will ever achieve an investment grade rating or, if such ratings are achieved, that they will be maintained.

Certain Covenants

Restricted Payments

Asbury will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend on, or make any other payment or distribution on account of, Asbury’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Asbury or any of its Restricted Subsidiaries) or to the direct or indirect holders of Asbury’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable (i) in Equity Interests (other than Disqualified Stock) of Asbury or (ii) to Asbury or a Restricted Subsidiary);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Asbury) any Equity Interests of Asbury or any direct or indirect parent of Asbury (other than any such Equity Interests owned by Asbury or any of its Restricted Subsidiaries);

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Indebtedness that is subordinated to the notes or the Subsidiary Guarantees, except the payment, purchase, redemption, defeasance or other acquisition or retirement purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, purchase, redemption, defeasance or other acquisition or retirement for value; or

(4)	make any Restricted Investment;

all such payments and other actions set forth in the clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1)	no Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2)	Asbury would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $ 1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Asbury and its Restricted Subsidiaries beginning on October 1, 2014 (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (9) and (10) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a)	50% of the Consolidated Net Income of Asbury for the period (taken as one accounting period) beginning on October 1, 2014 up to the end of Asbury’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(b)	100% of the aggregate net cash proceeds (including the fair market value of property other than cash) received by Asbury on or after October 1, 2014 as a contribution to its common equity capital or from the issue or sale of Equity Interests of Asbury (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Asbury that have been converted into or exchanged for such Equity Interests (other than Equity Interests, Disqualified Stock or debt securities sold to a Subsidiary of Asbury), plus

(c)	the amount by which Indebtedness or Disqualified Stock incurred or issued subsequent to the Issue Date is reduced on Asbury’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of Asbury) into Equity Interests of Asbury (other than Disqualified Stock) (less the amount of any cash, or the fair market value of any other asset, distributed by Asbury or any Restricted Subsidiary upon such conversion or exchange); provided that such amount shall not exceed the aggregate net proceeds received by Asbury or any Restricted Subsidiary after the Issue Date from the issuance and sale (other than to a Subsidiary of Asbury) of such Indebtedness or Disqualified Stock; plus

(d)	to the extent that any Restricted Investment that was made on or after October 1, 2014 has been or is sold for cash or otherwise liquidated or repaid, purchased or redeemed for cash, the lesser of (i) such cash (less the cost of disposition, if any) and (ii) the amount of such Restricted Investment, plus

(e)	to the extent not otherwise included in the calculation of Consolidated Net Income of Asbury for such period, 100% of the net reduction in Investments (other than Permitted Investments) in any Person other than Asbury or a Restricted Subsidiary resulting from dividends, repayment of loans or advances or other transfers of assets, in each case to Asbury or any Restricted Subsidiary, plus

(f)	to the extent not otherwise included in the calculation of Consolidated Net Income of Asbury for such period, 100% of any dividends or interest payments received by Asbury or a Restricted Subsidiary on and after the Issue Date from an Unrestricted Subsidiary or other Investment (other than a Permitted Investment), plus

(g)	to the extent that any Unrestricted Subsidiary of Asbury has been or is redesignated as a Restricted Subsidiary on or after October 1, 2014, the lesser of (i) the fair market value of Asbury’s Investment in such Subsidiary as of the date of such redesignation and (ii) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary.

So long as no Default has occurred and is continuing or would be caused thereby (except in the case of clause (1) below), the preceding provisions will not prohibit:

(1)	the payment of any dividend or distribution on, or redemption of, Equity Interests, within 60 days after the date of declaration of the dividend or the giving of notice thereof, if, at the date of such declaration or the giving of such notice the payment would have complied with the provisions of the indenture;

(2)	the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Asbury or any Guarantor or of any Equity Interests of Asbury, or the making of any Investment, in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Asbury) of, or capital contribution in respect of, Equity Interests of Asbury (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition or any such Investment will be excluded from clause (3)(b) of the second preceding paragraph;

(3)	the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Asbury or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4)	the payment of any dividend or other payment or distribution by a Restricted Subsidiary of Asbury to the holders of its Equity Interests on a pro rata basis;

(5)	repurchases of Equity Interests deemed to occur upon exercise of stock options if those Equity Interests represent all or a portion of the exercise price of those options;

(6)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Asbury or any Restricted Subsidiary of Asbury (in the event such Equity Interests are not owned by Asbury or any of its Restricted Subsidiaries) in an amount not to exceed $20.0 million in any fiscal year;

(7)	the purchase by Asbury of fractional shares arising out of stock dividends, splits or combinations or business combinations;

(8)	the declaration and payment of dividends to holders of any class or series of preferred stock of Asbury issued or incurred in compliance with the covenant described above under “—Incurrence of Indebtedness and Issuance of Preferred Stock” to the extent such dividends are included in the definition of Fixed Charges;

(9)	Restricted Payments not to exceed $150.0 million under this clause (9) in the aggregate, plus, to the extent Restricted Payments made pursuant to this clause (9) are Investments made by Asbury or any of its Restricted Subsidiaries in any Person and such Investment is sold for cash or otherwise liquidated or repaid, purchased or redeemed for cash, an amount equal to the lesser of (i) such cash (less the cost of disposition, if any) and (ii) the amount of such Restricted Payment; provided that the amount of such cash will be excluded from clause (3)(d) of the immediately preceding paragraph; or

(10)	other Restricted Payments, so long as the Consolidated Total Leverage Ratio of Asbury and its Restricted Subsidiaries on a consolidated basis is no greater than 3.0 to 1 determined on a pro forma basis for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of such Restricted Payment.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Asbury or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by Asbury (or if such fair market value exceeds $10.0 million, by Asbury’s Board of Directors).

Incurrence of Indebtedness and Issuance of Preferred Stock

Asbury will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Asbury will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Asbury may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and Asbury’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, in each case, if the Fixed Charge Coverage Ratio for Asbury’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)	the incurrence by Asbury or any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities, in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Asbury and its Restricted Subsidiaries thereunder) not to exceed the greater of:

(a)	$550.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Asbury or any of its Restricted Subsidiaries since the date of the indenture to repay term Indebtedness under a Credit Facility or to repay revolving credit Indebtedness and effect a corresponding commitment reduction thereunder, in each case, in satisfaction of the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; and

(b)	30% of Asbury’s Consolidated Net Tangible Assets as of the date of such incurrence;

(2)	the incurrence by Asbury or any of its Restricted Subsidiaries of Existing Indebtedness;

(3)	the incurrence by Asbury or any of its Restricted Subsidiaries of Indebtedness represented by the notes and the related Subsidiary Guarantees to be issued on the date of the indenture and the Exchange Notes and the related Subsidiary Guarantees to be issued pursuant to the registration rights agreement (and any exchange notes in respect of Additional Notes or other debt properly incurred under the indenture, where the terms of such exchange notes are substantially identical to such other debt);

(4)	the incurrence by Asbury or any of its Restricted Subsidiaries of Indebtedness under Floor Plan Facilities;

(5)	the incurrence by Asbury or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Asbury or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund or refinance any Indebtedness incurred pursuant to this clause (5), not to exceed, at any time outstanding, the greater of $50.0 million and 3.0% of Consolidated Total Assets;

(6)	the incurrence by Asbury or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3) or (6) of this paragraph;

(7)	the incurrence by Asbury or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Asbury and its Restricted Subsidiaries; provided, that:

(a)	if Asbury or any Guarantor is the obligor on such Indebtedness owing to a Restricted Subsidiary, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, in the case of Asbury, or the Subsidiary Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Asbury or a Restricted Subsidiary of Asbury and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Asbury or a Restricted Subsidiary of Asbury will be deemed, in each case, to constitute an incurrence of such Indebtedness by Asbury or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8)	the incurrence by Asbury or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(9)	the guarantee by Asbury or any of its Restricted Subsidiaries of Indebtedness of Asbury or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

(10)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(11)	Obligations in respect of (A) performance, bid and surety bonds and completion guarantees provided by Asbury or any of its Restricted Subsidiaries in the ordinary course of business and (B) agreements providing for indemnification, adjustment of purchase price, earn-outs or similar obligations incurred in connection with the acquisition or disposition of any business, assets or subsidiary;

(12)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(13)	Indebtedness consisting of the financing of insurance premiums;

(14)	Indebtedness consisting of Guarantees incurred in the ordinary course of business under repurchase agreements or similar agreements in connection with the financing of sales of goods in the ordinary course of business;

(15)	the incurrence by Asbury or any of its Restricted Subsidiaries of Indebtedness under Mortgage Loans in an amount incurred pursuant to this clause (15) not to exceed $200.0 million at any time outstanding; and

(16)	the incurrence by Asbury or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) which, when taken together with all other Indebtedness of Asbury and its Restricted Subsidiaries outstanding on the date of such incurrence and incurred pursuant to this clause (16), does not exceed the greater of $125.0 million and 6.0% of Consolidated Total Assets.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, and may also be entitled to be incurred in whole or part pursuant to the first paragraph of this covenant, Asbury will be permitted to divide and classify such item of Indebtedness on the date of its incurrence and later divide and reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness that was outstanding on the date of the indenture under Credit Facilities is deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and unless repaid may not be reclassified.

Accrual of interest and dividends, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, changes to amounts outstanding in respect of Hedging Obligations solely as a result of fluctuations in interest rates, the assumption or guarantee of Indebtedness of a Restricted Subsidiary by Asbury or another Restricted Subsidiary and the payment of dividends on Disqualified Stock or preferred stock of Restricted Subsidiaries in the form of additional shares of the same class of Disqualified Stock or preferred stock of Restricted Subsidiaries will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock or preferred stock of Restricted Subsidiaries for purpose of this covenant.

Anti-Layering

Asbury will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Asbury and senior in any respect in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Subsidiary Guarantee. No Indebtedness will be considered to be senior to other Indebtedness by virtue of being secured.

Liens

Asbury will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or Attributable Debt on any asset now owned or hereafter acquired, except Permitted Liens.

Any Lien granted pursuant to clause (2) of the definition of Permitted Liens shall be automatically released if the Liens securing such Indebtedness which gave rise to such Lien shall have been discharged, other than in connection with the exercise of remedies related to such Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Asbury will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

(1)	pay dividends or make any other distributions on its Capital Stock to Asbury or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Asbury or any of its Restricted Subsidiaries;

(2)	make loans or advances to Asbury or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to Asbury or any of its Restricted Subsidiaries.

However, the preceding restrictions do not apply to encumbrances or restrictions existing under or by reason of:

(1)	any agreement in effect or entered into on the date of the indenture, including agreements governing Existing Indebtedness, Credit Facilities and Floor Plan Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings of such instrument are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreement on the date of the indenture;

(2)	the indenture, the notes and the Subsidiary Guarantees;

(3)	applicable law and any applicable rule, regulation or order;

(4)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Asbury or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

(5)	any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Indebtedness issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (2) and (4), so long as the encumbrances and restrictions contained in any such renewal, refunding, replacement, refinancing or extension agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Indebtedness being renewed, refunded, replaced, refinanced or extended in the good faith judgment of Asbury;

(6)	customary non-assignment provisions in leases entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired that impose restrictions on the transfer of that property of the nature described in clause (3) of the preceding paragraph; provided that any such encumbrance or restriction is released to the extent the underlying Lien is released or the related Indebtedness is repaid;

(8)	any agreement for the sale or other disposition of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of substantially all of the Capital Stock or substantially all of the assets of that Subsidiary;

(9)	Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	covenants in a franchise or other agreement entered into in the ordinary course of business with a Manufacturer customary for franchise agreements in the vehicle retailing industry;

(12)	customary provisions in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(13)	customary provisions restricting subletting or assignment of any lease, contract or license of Asbury or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(14)	restrictions on cash or other deposits or net worth, total assets, liquidity and similar financial responsibility covenants imposed by customers under contracts entered into in the ordinary course of business; and

(15)	covenants in Floor Plan Facilities customary for inventory and floor plan financing in the automobile retailing industry.

Merger, Consolidation or Sale of Assets

Asbury may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Asbury is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Asbury and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)

either: (a) Asbury is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Asbury) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia (any such Person, the “Successor Company”);

(2)	any Successor Company assumes all the obligations of Asbury under the notes and the indenture;

(3)	immediately after such transaction no Default exists; and

(4)	(A) Asbury or the Successor Company will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” or (B) the Fixed Charge Coverage Ratio for Asbury or the Successor Company would be equal to or greater than such ratio for Asbury immediately prior to such transaction.

The foregoing clause (4) will not prohibit (a) a merger between Asbury and any of its Restricted Subsidiaries or (b) a merger between Asbury and an Affiliate with no liabilities (other than de minimis liabilities); provided that the Affiliate is incorporated and the merger undertaken solely for the purpose of reincorporating Asbury in another state of the United States, so long as the amount of Indebtedness of Asbury and its Restricted Subsidiaries is not increased thereby.

In addition, Asbury may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Asbury and any of the Guarantors.

The Successor Company, if any, will be the successor to Asbury and shall succeed to, and be substituted for, and may exercise every right and power of, Asbury under the indenture, and the predecessor company, in the case of a merger, consolidation or sale of all of Asbury’s assets, shall be released from its obligations with respect to the notes, including with respect to its obligation to pay the principal of and interest on the notes.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary of Asbury to be an Unrestricted Subsidiary if no Default has occurred and is continuing at the time of the designation and if that designation would not cause a Default. If a Restricted Subsidiary of Asbury is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Asbury and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first or third paragraphs of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as determined by Asbury. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. In addition, no such designation may be made unless the proposed Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary that is not simultaneously subject to designation as an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Transactions with Affiliates

Asbury will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee involving aggregate consideration in excess of $5.0 million with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are not materially less favorable to Asbury or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Asbury or such Restricted Subsidiary with an unrelated Person; and

(2)	Asbury delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors set forth in an officer’s certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

Notwithstanding the foregoing, the following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement (or amendment thereto) entered into by Asbury or any of its Restricted Subsidiaries in the ordinary course of business of Asbury or such Restricted Subsidiary, including the payment of indemnities provided for the benefit of employees party to such employment agreements;

(2)	transactions between or among Asbury and/or its Restricted Subsidiaries;

(3)	transactions with a Person that is an Affiliate of Asbury solely because Asbury owns an Equity Interest in, or controls, such Person;

(4)	payment of directors’ fees and indemnities provided for the benefit of directors;

(5)	issuances or sales of Equity Interests (other than Disqualified Stock) of Asbury;

(6)	the pledge of Equity Interests of Unrestricted Subsidiaries to support the Indebtedness thereof; and

(7)	Permitted Investments and Restricted Payments that are permitted by the provisions of the indenture described above under the caption “—Restricted Payments.”

Additional Subsidiary Guarantees

Any (x) wholly owned Domestic Subsidiary of Asbury (with assets in excess of $1.0 million) which incurs, has outstanding or guarantees any Indebtedness and (y) non-wholly owned Domestic Subsidiary of Asbury (with assets in excess of $1.0 million) which incurs, has outstanding or guarantees any capital markets debt securities will, within 30 days of such incurrence or guarantee (or, if the Domestic Subsidiary has outstanding or guarantees Indebtedness or capital markets debt securities, as the case may be, at the time of its creation or acquisition, within 30 days of such creation or acquisition), become a Guarantor and execute and deliver to the trustee a supplemental indenture pursuant to which such Subsidiary will agree to guarantee Asbury’s obligations under the notes; provided, however, that all Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries will not have to comply with the requirements of this covenant.

Payments for Consent

Asbury will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and/or is paid to all Holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent waiver or agreement.

Reports

Whether or not required by the SEC, so long as any notes are outstanding, Asbury will furnish to the Holders of notes, within 15 days after the date by which Asbury would have been required by the SEC’s rules and regulations to file such documents:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Asbury were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Asbury’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Asbury were required to file such reports.

In addition, whether or not required by the SEC, Asbury will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the SEC for public availability within 15 days after the date by which Asbury would have been required by the SEC’s rules and regulations to file such documents (unless the SEC will not accept such a filing). In addition, Asbury and the Guarantors have agreed that, for so long as any notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. Asbury will be deemed to have furnished the reports referred to in clauses (1) and (2) above and the preceding sentence if Asbury has filed such reports with the SEC (and such reports are publicly available).

Events of Default and Remedies

Each of the following is an Event of Default:

(1)	default for 30 days in the payment when due of interest on the notes whether or not prohibited by the subordination provisions of the indenture;

(2)	default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

(3)	failure by Asbury to comply with the provisions described under the caption “—Certain Covenants— Merger, Consolidation or Sale of Assets”;

(4)	failure by Asbury or any of its Restricted Subsidiaries to comply for 30 days after receipt of notice with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments,” or “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(5)	failure by Asbury or any of its Restricted Subsidiaries to comply for 60 days after receipt of notice with any of the other agreements in the indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Asbury or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Asbury or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee existed as of the date of the indenture or is created thereafter, if that default:

(a)	is caused by a failure to pay principal at its stated maturity after giving effect to any applicable grace period provided in such Indebtedness (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $40.0 million or more and such Indebtedness has not been discharged or such acceleration has not been rescinded or annulled within 30 days;

(7)	failure by Asbury or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $40.0 million (exclusive of any portion of any such payment covered by insurance or bonded, treating any deductible, self-insurance or retention as not so covered), which judgments are not paid, discharged or stayed for a period of 60 days;

(8)	except as permitted by the indenture, any Subsidiary Guarantee of a Guarantor that is a Significant Subsidiary or of any group of Guarantors that, taken together, would constitute a Significant Subsidiary, shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, or any Person acting on behalf of any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and

(9)	certain events of bankruptcy or insolvency described in the indenture with respect to Asbury or a Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary.

However, a default under clauses (4) or (5) will not constitute an Event of Default until the trustee or the holders of 25% in aggregate principal amount of the outstanding notes notify Asbury of the default and Asbury does not cure such default within the time specified after receipt of such notice. In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Asbury, any Guarantor that is a Significant Subsidiary or any group of Guarantors that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the notes notice of any continuing Default if it determines that withholding notes is in their interest, except a Default relating to the payment of principal or interest.

The Holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the Holders of all of the notes waive any existing Default and its consequences under the indenture except a continuing Default in the payment of interest on, or the principal of, the notes (other than the non-payment of principal of or interest on the notes that became due solely because of the acceleration of the notes).

A Default under the notes, unless cured or waived, could trigger manufacturer rights to acquire certain of our dealerships.

Asbury is required to deliver to the trustee within 90 days after the end of each fiscal year a statement regarding compliance with the indenture during such fiscal year. Within 10 business days of becoming aware of any Default or Event of Default that has not been cured, Asbury is required to deliver to the trustee a statement specifying such Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Asbury or any Guarantor, as such, will have any liability for any obligations of Asbury or the Guarantors under the notes, the indenture, the Subsidiary Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such waiver is against public policy.

Legal Defeasance and Covenant Defeasance

Asbury may, at its option and at any time, elect to terminate all of the obligations of itself and the Guarantors with respect to the notes and the indenture (“Legal Defeasance”) except for:

(1)	the rights of Holders to receive payments in respect of the principal of, or interest or premium, if any, on such notes when such payments are due from amounts deposited in trust (as described below);

(2)	Asbury’s obligations to issue temporary notes, register the transfer or exchange of notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the related obligations of Asbury and the Guarantors; and

(4)	the Legal Defeasance provisions of the indenture.

In addition, Asbury may, at its option and at any time, elect to have the obligations of Asbury and the Guarantors released with respect to the covenants that are described above under “—Repurchase at the Option of Holders—Change of Control” and “—Asset Sales,” “—Certain Covenants—Restricted Payments,” “—Incurrence of Indebtedness and Issuance of Preferred Stock,” “—Anti-Layering,” “—Liens,” “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” clause (4) of “—Merger, Consolidation or Sale of Assets,” “—Designation of Restricted and Unrestricted Subsidiaries,” “—Transactions with Affiliates,” “—Additional Subsidiary Guarantees,” “—Payments for Consent,” “—Reports” and the covenant in the indenture with respect to the payment of taxes and other claims (“Covenant Defeasance”). Thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy events with respect to Asbury) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

If Asbury exercises its Legal Defeasance or Covenant Defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Asbury must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Asbury must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)

in the case of Legal Defeasance only, Asbury must deliver to the trustee an opinion of counsel confirming that (a) Asbury has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance only, Asbury must deliver to the trustee an opinion of counsel confirming that the Holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default has occurred and is continuing on the date of such deposit (other than a Default resulting from any borrowing of funds to be applied to such deposit);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Asbury or any of its Restricted Subsidiaries is a party or by which Asbury or any of its Restricted Subsidiaries is bound;

(6)	Asbury must deliver to the trustee an officer’s certificate stating that the deposit was not made by Asbury with the intent of preferring the Holders of notes over the other creditors of Asbury with the intent of defeating, hindering, delaying or defrauding creditors of Asbury or others; and

(7)	Asbury must deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each Holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting Holder):

(1)	reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or reduce any amount payable on any redemption of the notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the notes (except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of notes to receive payments of principal of, or interest or premium, if any, on the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Subsidiary Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

In addition any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the Holders of the notes will require the consent of the Holders of at least 75% in aggregate principal amount of notes then outstanding.

Notwithstanding the foregoing, without the consent of any Holder of notes, Asbury, the Guarantors and the trustee may amend or supplement the indenture or the notes:

(1)	to cure any ambiguity, defect or inconsistency or to make a modification of a formal, minor or technical nature or to correct a manifest error;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Asbury’s or any Guarantor’s obligations to Holders of notes in the case of a merger or consolidation or sale of all or substantially all of Asbury’s assets;

(4)	to add Guarantees with respect to the notes or to secure the notes (which supplemental indenture need not be executed by existing Guarantors);

(5)	to add to the covenants of Asbury or any Guarantor for the benefit of the Holders of the notes or surrender any right or power conferred upon Asbury or any Guarantor;

(6)	to make any change that would provide any additional rights or benefits to the Holders of notes or that does not adversely affect the legal rights under the indenture of any such Holder;

(7)	to comply with requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

(8)	to evidence and provide for the acceptance and appointment under the indenture of a successor trustee pursuant to the requirements thereof;

(9)	to conform the text of the indenture, the notes or the Guarantees of the notes to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a substantially verbatim recitation of a provision of the indenture, the notes or the Guarantees of the notes;

(10)	to provide for the issuance of exchange notes; or

(11)	to provide for the issuance of Additional Notes in accordance with the indenture.

However, no amendment may be made to (A) the subordination provisions of the indenture or (B) the conditions precedent to Legal Defeasance and Covenant Defeasance described in clause (5) under the caption “—Legal Defeasance and Covenant Defeasance,” in each case, that adversely affects the rights of any holder of Senior Debt of Asbury or a Guarantor then outstanding unless the holders of such Senior Debt (or their representative) consents to such change.

The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, we are required to deliver to holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes (and guarantees) issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Asbury, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Asbury or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, pursuant to arrangements satisfactory to the trustee, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire; indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Asbury or any Guarantor is a party or by which Asbury or any Guarantor is bound;

(3)	Asbury or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Asbury has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Asbury must deliver an officer’s certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Asbury or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign. If the trustee fails to either eliminate the conflicting interest, obtain permission or resign within 10 days of the expiration of the 90-day period, the trustee is required to notify the Holders to this effect and any Holder that has been a bona fide holder for at least six months may petition a court to remove the trustee and appoint a successor trustee.

The Holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The indenture, the notes and the Subsidiary Guarantees are governed by and construed in accordance with the laws of the State of New York.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture without charge by writing to Asbury Automotive Group, Inc., 2905 Premiere Parkway NW, Suite 300, Duluth, Georgia 30097, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

We issued the original notes in the form of global securities registered in the name of a nominee of DTC. The exchange notes will be initially issued in the form of global securities registered in the name of DTC or its nominee.

Upon the issuance of a global security, DTC or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the applicable exchange notes represented by such global security exchanged by such persons in the exchange offer. The term “global security” means the outstanding global securities or the exchange global securities, as the context may require. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC, which we refer to as participants, or persons that may hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in such global security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants, the ability of a person having beneficial interests in a global security to pledge its interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing those interests.

Payment of principal of and interest on any exchange notes represented by a global security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the exchange notes represented thereby for all purposes under the indentures. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any global security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in “street name” and will be the sole responsibility of such participants.

A global security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A global security is exchangeable for certificated exchange notes only if:

(a)	DTC notifies the Company that it is unwilling or unable to continue as a depositary for such global security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor depository;

(b)	the Company, in its discretion, at any time determines not to have all the exchange notes represented by such global security; or

(c)	there shall have occurred and be continuing a Default or an Event of Default with respect to the exchange notes of the series represented by such global security.

Any global security that is exchangeable for certificated exchange notes pursuant to the preceding sentence will be exchanged for certificated exchange notes in authorized denominations and registered in such names as

DTC or any successor depositary holding such global security may direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a global security becomes exchangeable for certificated exchange notes,

(a)	certificated exchange notes will be issued only in fully registered form in denominations of $2,000 or integral multiples of $1,000 in excess thereof;

(b)	payment of principal of, and premium, if any, and interest on, the certificated exchange notes will be payable, and the transfer of the certificated exchange notes will be registrable, at the office or agency of the Company maintained for such purposes; and

(c)	no service charge will be made for any registration of transfer or exchange of the certificated exchange notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

Certificated exchange notes may not be exchanged for beneficial interests in any global security unless the transferor first delivers to the trustee a written certificate, in the form provided in the indenture.

The Company will make payments in respect of the exchange notes represented by the global securities, including principal and interest, by wire transfer of immediately available funds to the accounts specified by the DTC or its nominee. The Company will make all payments of principal and interest with respect to certificated exchange notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated exchange notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

So long as DTC or any successor depositary for a global security, or any nominee, is the registered owner of such global security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global security for all purposes under the indenture and the exchange notes. Except as set forth above, owners of beneficial interests in a global security will not be entitled to have the exchange notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes in definitive form and will not be considered to be the owners or holders of any exchange notes under such global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture under which such exchange notes were issued. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Consequently, neither the Company, the trustee nor any agent of the Company or the trustee has or will have any responsibility or liability for:

(a)	any aspect of DTC’s records or any participant’s or indirect participant’s records relating to or payments made on account of beneficial ownership interest in the global securities or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the global securities; or

(b)	any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

DTC has advised Asbury as follows:

DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of New York Banking law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code, as amended; and

•	a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. DTC is partially owned by some of these participants or their representatives. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Asbury, the trustee, the exchange agent nor any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing its operations.

Certain Definitions

Set forth below are certain defined terms used in the indenture and this “Description of the Notes.” Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1)

the sale, lease, conveyance or other disposition of any assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Asbury and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption

“—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests by any of Asbury’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1)	for purposes of the covenant described above under the caption “—Repurchase at the Option of the Holders—Asset Sales” only, any single transaction or series of related transactions that involves assets having a fair market value of less than $10.0 million;

(2)	a transfer of assets between or among Asbury and/or its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Subsidiary to Asbury or to a Restricted Subsidiary of Asbury;

(4)	the sale or lease of inventory or accounts receivable in the ordinary course of business;

(5)	the sale of obsolete or damaged assets in the ordinary course of business;

(6)	the sale or other disposition of cash or Cash Equivalents;

(7)	the making of a Restricted Payment or Permitted Investment that is permitted by the indenture;

(8)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(9)	the creation of Liens;

(10)	licensing or sublicensing of intellectual property or other general intangibles in accordance with industry practice in the ordinary course of business;

(11)	foreclosures on assets;

(12)	the lease or sublease of any real or personal property in the ordinary course of business; and

(13)	any transfer constituting a taking, condemnation or other eminent domain proceeding for which no proceeds are received.

“Asset Sale Offer” has the meaning set forth above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d) (3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership; and

(3)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lease without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(3)	time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized and existing under the laws of the United States, or any state thereof, and which bank or trust company has capital and surplus aggregating in excess of $500.0 million and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services (or carrying an equivalent rating by another nationally recognized rating agency if both of such two rating agencies cease publishing ratings of investments) and maturing not more than 180 days after the date of acquisition;,

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and (7) in the case of any Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which that Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (1) through (6) above, including, without limitation, any deposit with a bank that is a lender to any Restricted Subsidiary of Asbury.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Asbury and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of Asbury;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Asbury, measured by voting power rather than number of shares; or

(4)	Asbury consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Asbury, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Asbury or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Asbury outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period whether or not capitalized ((i) including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations and (ii) excluding interest expense attributable to Indebtedness incurred under Floor Plan Facilities), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(3)	dividends on preferred stock to the extent included in the calculation of Fixed Charges for the relevant period; plus

(4)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	any expenses or charges related to the incurrence of Indebtedness permitted to be made under the indenture, including a repayment or refinancing thereof and any amendment or modification to the terms of any such Indebtedness (whether or not successful), or related to the offering of original notes; plus

(6)	other non-cash charges reducing such Consolidated Net Income for such period (excluding any such non-cash expense to the extent that it represents an accrual of, or reserve, for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period); minus

(7)	non-cash items increasing such Consolidated Net Income for such period (without giving effect to any exclusions contained in the proviso included in the definition of Consolidated Net Income), other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will not be included, except that such Net Income will be included to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	solely for the purposes of determining the amount available for Restricted Payments under clause 3(a) of the second paragraph “Certain Covenants—Restricted Payments,” the Net Income of any Restricted Subsidiary will be excluded, to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	any gain or loss realized as a result of the cumulative effect of a change in accounting principles will be excluded;

(4)	any non-cash asset impairment charge or goodwill impairment charge will be excluded

(5)	any non-cash compensation charge arising from the grant of or issuance of stock, stock options or other equity based awards will be excluded;

(6)	any non-recurring or unusual gains or losses (including, but not limited to, any expenses related to severance charges or costs relating to satisfying or settling legal, governmental or administrative matters) will be excluded;

(7)	any gain or loss resulting from the disposal, abandonment, transfer or closure of discontinued operations or fixed assets (including, without limitation, any gain or loss on the sale or other disposition of dealerships) will be excluded; and

(8)	any gain or loss from the early retirement or extinguishment of indebtedness (less all fees and expenses or charges related thereto) or from early lease termination will be excluded.

“Consolidated Net Tangible Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises and research and development costs.

“Consolidated Total Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available.

“Consolidated Total Debt” of any Person means, as of any date, the sum of (1) the aggregate amount of all outstanding Indebtedness of such Person and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Capital Lease Obligations, Attributable Debt and debt obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit (but excluding any Indebtedness under Floor Plan Facilities) plus (2) the aggregate amount of all outstanding Disqualified Stock of such Person and all preferred stock of its Restricted Subsidiaries, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences and their Maximum Fixed Repurchase Prices, in each case, determined on a consolidated basis in accordance with GAAP, minus (3) the aggregate amount of cash and Cash Equivalents held in (x) accounts on the consolidated balance sheet of such Person and its Restricted Subsidiaries as of such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which any such Person is a party and (y) accounts established as an offset to floor plan notes payable on the consolidated balance sheet of such Person and its Restricted Subsidiaries as of such date; provided that the aggregate amount of cash and Cash Equivalents under this clause (3) shall in no event exceed $50.0 million.

For purposes hereof, the “Maximum Fixed Repurchase Price” of any Disqualified Stock or preferred stock means the price at which such Disqualified Stock or preferred stock could be redeemed or repurchased by the issuer thereof in accordance with its terms or, if such Disqualified Stock or preferred stock cannot be so redeemed or repurchased, the fair market value of such Disqualified Stock or preferred stock (determined reasonably and in good faith by the board of directors of the issuer thereof), in each case, determined on any date on which Consolidated Total Debt shall be required to be determined.

“Consolidated Total Leverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Total Debt of such Person and its Restricted Subsidiaries as of the end of such period to Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period, in each case with such pro forma adjustments to Consolidated Total Debt and Consolidated Cash Flow as are appropriate and consistent with the pro forma calculation provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Covenant Defeasance” has the meaning set forth above under the caption “Legal Defeasance and Covenant Defeasance.”

“Credit Agreement” means collectively, (i) the Credit Agreement, dated as of September 20, 2013, by and among Asbury Automotive Group, Inc., certain of its subsidiaries, and Bank of America, N.A., as Lender and (ii) the Amended and Restated Credit Agreement, dated as of August 8, 2013, by and among Asbury Automotive Group, Inc., as Borrower, certain of its subsidiaries, as Vehicle Borrowers, Bank of America, N.A., as Administrative Agent, Revolving Swing Line Lender, New Vehicle Floorplan Swing Line Lender, Used Vehicle Floorplan Swingline Lender and an L/C Issuer, and the other lenders party thereto, JPMorgan Chase Bank, N.A. and Wells Fargo Bank, N.A., as Co-Syndication Agents, Mercedes-Benz Financial Services USA LLC and Toyota Motor Credit Corporation, as Co-Documentation Agents, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Sole Lead Arranger and Sole Book Manager; in each case as further amended, modified, renewed, refunded, replaced or refinanced or otherwise restructured in whole or part from time to time, whether by the same or any other agent, lender or group of lenders (provided that the borrowings under the instrument reflecting such amendment, modification, renewal, refunding, replacement, refinancing or restructuring constitute Senior Debt).

“Credit Facility” or “Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), indentures, debt instruments, security documents and other related agreements or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, or letters of credit, in each case, as amended, extended, renewed, restated, supplemented, Refinanced, replaced or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions, or lenders or holders) from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by Asbury or any Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis for such valuation, executed by the principal financial officer of Asbury, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or distribution relating to such Designated Non-cash Consideration.

“Designated Senior Debt” has the meaning set forth above under the caption “Subordination.”

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event (other than any event solely within the control of the issuer thereof), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Asbury to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Asbury may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Restricted Subsidiary of Asbury that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Issuance” means any primary issuance of common stock of Asbury, other than issuances to a Subsidiary of Asbury.

“Excess Proceeds” has the meaning set forth above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

“Existing Indebtedness” means the Indebtedness of Asbury and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement and under Floor Plan Facilities) in existence on the date of the indenture, until such amounts are repaid.

“Fixed Charges” means, with respect to any specified Person and its Restricted Subsidiaries for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations (but excluding interest expense attributable to Indebtedness incurred under Floor Plan Facilities); plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon to the extent such expense is reflected as an expense on the balance sheet of such Person in accordance with GAAP; plus

(4)	the product of (a) all dividends whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Asbury (other than Disqualified Stock) or the applicable Restricted Subsidiary to Asbury or a Restricted Subsidiary of Asbury times (b) a fraction, the numerator of which is one and the denominator of which is one minus the effective combined federal, state and local tax rate of such Person for such period as specified by the chief financial officer of such Person in good faith, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such four-quarter reference period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions and dispositions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated on a pro forma basis, including giving effect to any Pro Forma Cost Savings;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets, the amount of income or earnings relating thereto and the amount of Fixed Charges associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by the Chief Financial Officer of Asbury. If any Indebtedness bears a floating rate of interest and is being given pro forma effected, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months; provided that any Hedging Obligation with a remaining term of less than 12 months shall be taken into account solely for the number of months remaining).

“Floor Plan Facility” means an agreement with any lending institution affiliated with a Manufacturer or any bank or asset-based lender under which Asbury or its Restricted Subsidiaries incur Indebtedness, all of the net proceeds of which are used to purchase, finance or refinance vehicles and/or vehicle parts and supplies to be sold in the ordinary course of the business of Asbury and its Restricted Subsidiaries and which may not be secured except by a Lien that does not extend to or cover any property other than property of the dealership(s) which use the proceeds of the Floor Plan Facility or other dealerships who have incurred Indebtedness from the same lender.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the Issue Date.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means:

(1)	each of Asbury’s Subsidiaries as of the date of the indenture; and

(2)	any other subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)	other agreements or arrangements of a similar character designed to protect such Person against fluctuations in interest rates.

“Holder” means the Person in whose name a note is registered on the registrar’s books.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; or

(2)	the principal amount of the Indebtedness.

The amount of any Indebtedness represented by a Hedging Obligation as of any date will be equal to:

(1)	zero if such Hedging Obligation has been incurred pursuant to clause (8) of the definition of “Permitted Debt;” or

(2)	the notional amount of such Hedging Obligation if not incurred pursuant to such clause.

In addition, for the purpose of avoiding duplication in calculating the outstanding principal amount of Indebtedness for purposes of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”, Indebtedness arising solely by reason of the existence of a Lien to secure other Indebtedness permitted to be incurred under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” will not be considered incremental Indebtedness.

Indebtedness shall not include (w) the obligations of any Person (A) resulting from the. endorsement of negotiable instruments for collection in the ordinary course of business and (B) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents, (x) Indebtedness that has been defeased or satisfied and discharged in accordance with the terms of the documents governing such Indebtedness, (y) any operating leases as such an instrument would be determined in accordance with GAAP on the Issue Date; and (z) in connection with the purchase by Asbury or any Restricted Subsidiary of any business, (1) customary indemnification obligations or (2) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter. The payment of fees and premiums and additional payments with respect to Indebtedness and the realization of any Permitted Lien will not be deemed to be an incurrence of Indebtedness for purposes of the indenture.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Asbury or any Restricted Subsidiary of Asbury sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Asbury such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Asbury, Asbury will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by Asbury or any Restricted Subsidiary of Asbury of a Person that holds an Investment in a third Person will be deemed to be an Investment by Asbury or such Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means December 4, 2014.

“Legal Defeasance” has the meaning set forth above under the caption “—Legal Defeasance and Covenant Defeasance.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Manufacturer” means a vehicle manufacturer which is party to a dealership or national framework franchise agreement with Asbury or a Restricted Subsidiary of Asbury.

“Mortgage Loans” mean (i) Indebtedness of Asbury or any Guarantor secured solely by Liens on real property used by Asbury or any Guarantor for the operation of a vehicle dealership, collision repair business or business ancillary thereto, together with related real property rights, improvements, fixtures (other than trade fixtures), insurance payments, leases and rents related thereto and proceeds thereof and (ii) revolving real estate acquisition and construction lines of credit and related mortgage refinancing facilities of Asbury or any Guarantor, in each case, as amended, extended, renewed, restated, supplemented, Refinanced, replaced, or otherwise modified from time to time.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2)	non-cash impairment charges or non-cash asset write-offs or write-downs; and

(3)	any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by Asbury or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale, but only as and when received), in each case net of:

(1)	the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title transfer fees, appraiser fees and any relocation expenses incurred as a result of the Asset Sale;

(2)	taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements;

(3)	amounts required to be applied to the permanent repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale;

(4)	all pro rata distributions and other pro rata payments required to be made to minority interest holders in Restricted Subsidiaries of Asbury or joint ventures as a result of such Asset Sale; and

(5)	any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Asbury nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Asbury or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Payment Default” has the meaning set forth above under the caption “—Events of Default and Remedies.”

“Permitted Business” means any business that derives a majority of its revenues from the businesses engaged in by Asbury and its Restricted Subsidiaries on the date of issuance of the original notes and/or activities that are reasonably similar, ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the businesses in which Asbury and its Restricted Subsidiaries are engaged on the date of original issuance of the notes.

“Permitted Investments” means:

(1)	any Investment in Asbury or in a Restricted Subsidiary of Asbury;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Investment by Asbury or any Restricted Subsidiary of Asbury in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Asbury; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Asbury or a Restricted Subsidiary of Asbury;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (or sales or other dispositions of assets not constituting an Asset Sale) that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders —Asset Sales”;

(5)	any Investment to the extent made in exchange for or net cash proceeds from the issuance of Equity Interests (other than Disqualified Stock) of Asbury;

(6)	Hedging Obligations;

(7)	Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits;

(8)	transactions with officers, directors and employees of Asbury or any of its Restricted Subsidiaries entered into in the ordinary course of business (including compensation, employee benefit or indemnity arrangements with any such officer, director or employee) and consistent with past business practices;

(9)	any Investment consisting of a guarantee permitted under “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” above;

(10)	Investments consisting of non-cash consideration received in the form of securities, notes or similar obligations in connection with dispositions of assets permitted pursuant to the indenture;

(11)	advances, loans or extensions of credit to suppliers in the ordinary course of business by Asbury or any of its Restricted Subsidiaries;

(12)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(13)	loans and advances to employees made in the ordinary course of business not to exceed $2.5 million in the aggregate at any one time outstanding;

(14)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(15)	Investments in any Person to the extent such Investment existed on date of the indenture and any Investment that replaces, refinances or refunds such an Investment, provided that the new Investment is in an amount that does not exceed that amount replaced, refinanced or refunded and is made in the same Person as the Investment replaced, refinanced or refunded;

(16)	trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided that such receivables and prepaid expenses would be recorded as assets in accordance with GAAP; and

(17)	other Investments in any Person having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (17) since the date of the indenture, not to exceed the greater of $75.0 million and 4.0% of Consolidated Total Assets, plus, to the extent such other Investments pursuant to this clause (17) are made by Asbury or any of its Restricted Subsidiaries in any Person and such Investment is sold for cash or otherwise liquidated or repaid, purchased or redeemed for cash, an amount equal to the lesser of (i) such cash (less the cost of disposition; if any) and (ii) the amount of such Investment.

“Permitted Junior Securities” has the meaning set forth above under the caption “—Subordination.”

“Permitted Liens” means:

(1)	Liens of Asbury or any of its Restricted Subsidiaries securing Senior Debt that was permitted by the terms of the indenture to be incurred;

(2)	Liens upon any property or assets of Asbury or any of its Restricted Subsidiaries, owned as of the date of the indenture or thereafter acquired, which secures any Indebtedness that ranks pari passu with or subordinate to the notes; provided that:

(a)	if such Lien secures Indebtedness which is pari passu with the notes, the notes are secured on an equal and ratable basis with the Indebtedness so secured until such time as such Indebtedness is no longer secured by a Lien, or

(b)	if such Lien secures Indebtedness which is subordinated to the notes, any such Lien shall be subordinated to a Lien granted to the holders of the notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the notes;

(3)	Liens in favor of Asbury or any of its Restricted Subsidiaries;

(4)	Liens on property or shares of stock of a Person existing at the time such Person is merged with or into or consolidated with Asbury or any Subsidiary of Asbury; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Asbury or the Subsidiary;

(5)	Liens on property existing at the time of acquisition of the property by Asbury or any Subsidiary of Asbury, provided that such Liens were in existence prior to the contemplation of such acquisition;

(6)	Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(7)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clauses (5) or (15) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(8)	Liens existing on the date of the indenture;

(9)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10)	Liens incurred by Asbury or any Restricted Subsidiary of Asbury with respect to obligations that do not exceed $25.0 million at any one time outstanding;

(11)	zoning restrictions, easements, rights-of-way, restrictions on the use of real property, other similar encumbrances or real property incurred in the ordinary course of business and minor irregularities of title to real property that do not (a) secure Indebtedness or (b) individually or in the aggregate materially impair the value, of the real property affected thereby or the occupation, use and enjoyment in the ordinary course of business of Asbury and the Restricted Subsidiaries at such real property;

(12)	Liens created by or resulting from any litigation or other proceedings or resulting from operation of law with respect to any judgments, awards or orders to the extent that such litigation, other proceedings, judgments, awards or orders do not cause or constitute an Event of Default;

(13)	bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and cash equivalents on deposit in one or more accounts maintained by Asbury or any Restricted Subsidiary in accordance with the provisions of the indenture in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(14)	Liens securing Hedging Obligations of the type permitted by clause (8) of the definition of “Permitted Debt;”

(15)	Liens securing Indebtedness of a Restricted Subsidiary owed to and held by Asbury or a Restricted Subsidiary; and

(16)	Liens in the form of licenses, leases or subleases on any asset incurred by Asbury or any Restricted Subsidiary, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of Asbury or such Restricted Subsidiary and is incurred in the ordinary course of business.

“Permitted Refinancing Indebtedness” means any Indebtedness of Asbury or any of its Restricted Subsidiaries issued to Refinance other Indebtedness of Asbury or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness being Refinanced (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being Refinanced;

(3)	if the Indebtedness being Refinanced is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in. right of payment to, the notes on terms at least as favorable to the Holders of notes as those contained in the documentation governing the Indebtedness Refinanced; and

(4)	such Indebtedness is incurred either by Asbury or by the Restricted Subsidiary who is the obligor on the Indebtedness being Refinanced.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Pro Forma Cost Savings” means, with respect to any period, the amount of “run rate” cost savings, synergies and operating expense reductions projected in good faith by the Chief Financial Officer of Asbury to result from actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than twelve months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies had been realized on the first day of such period for which Consolidated Cash Flow is being determined and if such cost savings, operating expense reductions and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions, in each case during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date; provided that such cost savings, operating expense reductions and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Chief Financial Officer of Asbury (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); provided, further, that such cost savings, operating expense reductions and synergies during any four-quarter reference period shall not exceed 15% of Consolidated Cash Flow for such period prior to giving effect to any such cost savings, operating expense reductions or synergies.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Replacement Assets” means (x) properties and assets (other than cash or any Capital Stock or other security) that will be used in a Permitted Business of Asbury and its Restricted Subsidiaries or (y) Capital Stock of any Person that will become on the date of acquisition thereof a Restricted Subsidiary as a result of such Acquisition and that is involved principally in Permitted Businesses.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

“Senior Debt” has the meaning set forth above under the caption “—Subordination.”

“Senior Subordinated Indebtedness” means, with respect to any Person, the notes (in the case of Asbury), the Subsidiary Guarantees (in the case of a Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the notes or such Subsidiary Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Debt of such Person.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the date of the indenture.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, limited liability company, association or other business entity whether now existing or hereafter formed or acquired of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership whether now existing or hereafter formed or acquired (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means a Guarantee by a Guarantor of Asbury’s obligations with respect to the notes.

“Unrestricted Subsidiary” means any Subsidiary of Asbury that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution and any Subsidiary of an Unrestricted Subsidiary, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	is not party to any agreement, contract, arrangement or understanding with Asbury or any Restricted Subsidiary of Asbury unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to Asbury or such Restricted Subsidiary than those that could have been obtained at the time from Persons who are not Affiliates of Asbury;

(3)	is a Person with respect to which neither Asbury nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Asbury or any of its Restricted Subsidiaries.

Any designation of a Subsidiary of Asbury as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Asbury as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” Asbury will be in default of such covenant. The Board of Directors of Asbury may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Asbury of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of material U.S. federal income tax considerations relating to the exchange of unregistered original notes for registered exchange notes pursuant to the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations relating to the exchange offer. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and pronouncements, and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations.

This summary is for general information only and does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks and certain other financial institutions, partnerships and other pass-through entities, regulated investment companies, real estate investment trusts, U.S. expatriates, insurance companies, dealers in securities or currencies, traders in securities, U.S. holders whose functional currency is not the U.S. dollar, holders subject to alternative minimum tax, tax-exempt organizations, tax deferred or other retirement accounts and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. In addition, this discussion is limited to persons that hold the notes as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Code. This discussion does not address the Medicare tax on net investment income or the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws. This discussion does not address the Medicare tax on net investment income or the effect of any applicable state, local, foreign or other tax laws, including gift and estate tax laws. You are urged to consult your own tax advisor regarding the U.S. federal, state, local and foreign tax consequences of exchanging the original notes for exchange notes and of holding and disposing of the exchange notes given your particular situation.

The exchange of an original note for an exchange note pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Rather, the exchange note you receive will be treated as a continuation of your investment in the corresponding original note surrendered in the exchange. Consequently, you will not recognize any taxable income, gain or loss upon the receipt of an exchange note pursuant to the exchange offer. The holding period for an exchange note will include the holding period of the original note exchanged pursuant to the exchange offer, and the tax basis in an exchange note will be the same as the adjusted tax basis in the original note immediately before such exchange.

PLAN OF DISTRIBUTION

Any broker-dealer that holds original notes that were acquired for its own account as a result of market-making activities or other trading activities (other than original notes acquired directly from us) may exchange such original notes pursuant to the exchange offer. Any such broker-dealer, however, may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of exchange notes received by such broker-dealer in the exchange offer. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales for up to 90 days from the effective date of the registration statement of which this prospectus forms a part. We will provide sufficient copies of this prospectus, as amended or supplemented, to any broker-dealer promptly upon request at any time during such 90-day period in order to facilitate such resales.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker-dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The accompanying letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the original notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Jones Day, Atlanta, Georgia, will pass upon certain legal matters for us regarding the exchange notes and the related guarantees. Each of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., Greensboro, North Carolina and Stoel Rives LLP, Portland, Oregon, will pass upon certain legal matters under North Carolina law and Oregon law, respectively, regarding the guarantees of the exchange notes.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013 included in our Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of our internal control over financial reporting as of December 31, 2013, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements as of December 31, 2013 and 2012, and for each of the three years in the period ended December 31, 2013 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

Asbury Automotive Group, Inc.

Offer to Exchange up to $400,000,000

Aggregate Principal Amount of

Registered 6.0% Senior Subordinated Notes due 2024

For

a Like Principal Amount of Outstanding

Restricted 6.0% Senior Subordinated Notes due 2024

Issued in December 2014

PROSPECTUS

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Delaware Registrants

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides, in relevant part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Under Section 145(b) of the DGCL, such eligibility for indemnification may be further subject to the adjudication of the Delaware Court of Chancery or the court in which such action or suit was brought.

Section 102(b)(7) of the DGCL provides that a corporation may in its certificate of incorporation contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or (iv) for any transaction from which the director derived an improper personal benefit. Asbury Automotive Group, Inc. has a provision in its certificate of incorporation eliminating such personal liability of its directors under such terms.

Unlike the certificate of incorporation of PLANO LINCOLN-MERCURY, INC., the certificate of incorporation of Asbury Automotive Group, Inc. indemnifies its directors and officers to the maximum extent allowed by Delaware law.

Asbury Automotive Group, Inc. has also entered into indemnification agreements with its directors and certain of its officers that require it, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law. Asbury Automotive Group, Inc. and the other Delaware registrants also maintain liability insurance for the benefit of their directors and officers.

Section 18-108 of the Delaware Limited Liability Company Act (the “DLLCA”) provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may, and shall have the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

Section 18-1101(e) of the DLLCA provides a limited liability company may, through its limited liability company agreement, eliminate or limit any and all liabilities for breach of contract and breach of duties (including fiduciary duties) of a member, manager or other person to a limited liability company or to another member or manager or to another person that is a party to or is otherwise bound by a limited liability company agreement; provided, that a limited liability company agreement may not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

Section 6.3 of each of the limited liability company agreements of the limited liability companies listed below provides that each shall indemnify its members and any duly authorized agents of the company for all costs, losses, liabilities and damages paid or accrued by the members or duly authorized agents in connection with the business of the company to the fullest extent provided or allowed by the laws of Delaware. The company may, under the same section, advance costs of defense of any proceeding to the members or duly authorized agents. Section 6.2 of each of the limited liability company agreements of the limited liability companies listed below provides that the liability of its members (or that members’ officers, managers, or members) for any liability of the company or any claim against the members for actions taken by them as members shall be eliminated or limited to the fullest extent permitted by the DLLCA and other applicable law. Each of the following Delaware limited liability company registrants are subject to the foregoing provisions: AF Motors, L.L.C., Arkansas Automotive Services, L.L.C., Asbury AR Niss L.L.C., Asbury Atlanta AC L.L.C., Asbury Atlanta AU L.L.C., Asbury Atlanta BM L.L.C., Asbury Atlanta Chevrolet L.L.C., Asbury Atlanta Ford, LLC, Asbury Atlanta Hon L.L.C., Asbury Atlanta Hund L.L.C., Asbury Atlanta Inf L.L.C., Asbury Atlanta Infiniti L.L.C., Asbury Atlanta Jaguar L.L.C., Asbury Atlanta K L.L.C., Asbury Atlanta Lex L.L.C., Asbury Atlanta Nis L.L.C., Asbury Atlanta Toy 2 L.L.C., Asbury Atlanta Toy L.L.C., Asbury Atlanta VB L.L.C., Asbury Atlanta VL L.L.C., Asbury Automotive Arkansas Dealership Holdings L.L.C., ASBURY AUTOMOTIVE ARKANSAS L.L.C., ASBURY AUTOMOTIVE ATLANTA II L.L.C., Asbury Automotive Atlanta L.L.C., Asbury Automotive Central Florida, L.L.C., Asbury Automotive Deland, L.L.C., Asbury Automotive Fresno L.L.C., Asbury Automotive Group L.L.C., Asbury Automotive Jacksonville GP L.L.C., Asbury Automotive Management L.L.C., Asbury Automotive Mississippi L.L.C., Asbury Automotive North Carolina Dealership Holdings L.L.C., Asbury Automotive North Carolina L.L.C., Asbury Automotive North Carolina Management L.L.C., Asbury Automotive North Carolina Real Estate Holdings L.L.C., Asbury Automotive Oregon L.L.C., Asbury Automotive Southern California L.L.C., ASBURY AUTOMOTIVE ST. LOUIS II L.L.C., Asbury Automotive St. Louis, L.L.C., Asbury Automotive Tampa GP L.L.C., Asbury Automotive Texas L.L.C., Asbury Automotive Texas Real Estate Holdings L.L.C., Asbury CH Motors L.L.C., Asbury Deland Hund, LLC, Asbury Deland Imports 2, L.L.C., Asbury Fresno Imports L.L.C., Asbury Ft. Worth Ford, LLC, Asbury Jax AC, LLC, Asbury Jax Hon L.L.C., Asbury Jax K L.L.C., Asbury Jax Management L.L.C., Asbury Jax VW L.L.C., Asbury MS CHEV L.L.C., Asbury MS Gray-Daniels L.L.C., Asbury No Cal Niss L.L.C., Asbury Sacramento Imports L.L.C., Asbury SC JPV L.L.C., Asbury SC LEX L.L.C., Asbury SC TOY L.L.C., ASBURY SO CAL DC L.L.C., ASBURY SO CAL HON L.L.C., Asbury So Cal Niss L.L.C., Asbury South Carolina Real Estate Holdings L.L.C., Asbury St. Louis Cadillac L.L.C., ASBURY ST. LOUIS FSKR, L.L.C., Asbury St. Louis Lex L.L.C., Asbury St. Louis LR L.L.C., Asbury St. Louis M L.L.C., Asbury Tampa Management L.L.C., ASBURY TEXAS D FSKR, L.L.C., ASBURY TEXAS H FSKR, L.L.C., Asbury-Deland Imports, L.L.C., Atlanta Real Estate Holdings L.L.C., BFP Motors L.L.C., Camco Finance II L.L.C., CFP Motors L.L.C., CH Motors L.L.C., CK Chevrolet L.L.C., CK Motors LLC, CN Motors L.L.C., Coggin Cars L.L.C., Coggin Chevrolet L.L.C., CP-GMC Motors L.L.C., Crown CHH L.L.C., Crown CHO L.L.C., Crown CHV L.L.C., Crown FDO L.L.C., Crown FFO Holdings L.L.C., Crown FFO L.L.C., Crown GAC L.L.C., Crown GBM L.L.C., Crown GCA L.L.C., Crown GDO L.L.C., Crown GHO L.L.C., Crown GNI L.L.C., Crown GPG L.L.C., Crown GVO L.L.C., Crown Motorcar Company L.L.C., CROWN PBM L.L.C., Crown RIA L.L.C., Crown RIB L.L.C., Crown SJC L.L.C., Crown SNI L.L.C., CSA Imports L.L.C., ESCUDE-NN L.L.C., ESCUDE-NS L.L.C., ESCUDE-T L.L.C., Florida Automotive Services L.L.C., HFP Motors L.L.C., JC Dealer Systems, LLC, KP Motors L.L.C., McDavid Austin-Acra L.L.C., McDavid Frisco-Hon L.L.C., McDavid Grande, L.L.C., McDavid Houston-Hon, L.L.C., McDavid Houston-Niss, L.L.C., McDavid Irving-Hon, L.L.C., McDavid Outfitters, L.L.C., McDavid Plano-Acra, L.L.C., Mid-Atlantic Automotive Services, L.L.C., Mississippi Automotive Services, L.L.C., Missouri Automotive Services, L.L.C., NP FLM L.L.C., NP MZD L.L.C., NP VKW L.L.C., Premier NSN L.L.C., Premier Pon L.L.C., Prestige Bay L.L.C., Prestige TOY L.L.C., Q Automotive Brandon FL, LLC, Q Automotive Cumming GA, LLC, Q Automotive Ft. Myers FL, LLC, Q Automotive Group L.L.C., Q Automotive Jacksonville FL, LLC, Q Automotive Kennesaw GA, LLC, Q Automotive Orlando FL, LLC, Southern Atlantic Automotive Services, L.L.C., Texas Automotive Services, L.L.C., Thomason Dam L.L.C., Thomason Frd L.L.C., Thomason Hund L.L.C., and Thomason Pontiac-GMC L.L.C.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) provides, in relevant part, that, subject to such standards and provisions, if any, as are set forth in its limited partnership agreement, a limited partnership may, and shall have the power to, indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

Section 5.02 of each of the limited partnership agreements of the limited partnerships listed below provides that each may indemnify its partners, directors and officers of the partnership and any other designated person on an after-tax basis for any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax or cost or expense of any nature (including attorneys’ fees and disbursements) to the fullest extent provided or allowed by the laws of Delaware; provided, however, that no indemnity shall be payable against any liability incurred by such person by reason of: (i) fraud, willful violation of law, gross negligence or such person’s material breach of the limited partnership agreement or such person’s bad faith or (ii) the receipt by such person from the partnership of a personal benefit to which such person is or was not legally entitled. Each of the following Delaware limited partnership registrants listed below are subject to the foregoing provisions: ANL, L.P., Asbury Automotive Brandon, L.P., Asbury Automotive Jacksonville, L.P., ASBURY AUTOMOTIVE TAMPA, L.P., Asbury Jax Holdings, L.P., Bayway Financial Services, L.P., Coggin Management, L.P., Tampa Hund, L.P., Tampa Kia, L.P., Tampa LM, L.P., Tampa Mit, L.P., WMZ Motors, L.P., and WTY Motors, L.P.

Oregon Registrant

Section 60.391 of the Oregon Business Corporation Act (the “OBCA”) provides, in relevant part, that a corporation may indemnify any director who is made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (i) the conduct of the individual was in good faith, (ii) the individual reasonably believed that the individual’s conduct was in the best interests of the corporation, or at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful; provided, however, that the corporation may not indemnify an individual in connection with: (i) a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or (ii) a proceeding that charged the director with and adjudicated the director liable for improperly receiving a personal benefit.

Section 60.394 of the OBCA provides that, unless otherwise limited by its articles of incorporation, a corporation shall indemnify any director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because of being a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

In addition, Section 60.407 of the OBCA provides, in relevant part, that, unless a corporation’s articles of incorporation provide otherwise, any officer is entitled to such indemnification to the same extent as a director under Section 60.394.

Section 60.047 of the OBCA provides that a corporation may in its articles of incorporation eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director except for liability for: (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distribution under Section 60.367 of the OBCA (pertaining to certain prohibited acts including unlawful distributions), or (iv) any transaction from which the director derived an improper personal benefit. The articles of incorporation of Thomason Auto Credit Northwest, Inc. provide that such registrant both: (i) indemnifies its directors and officers to the maximum extent allowed by Oregon law and (ii) eliminates or limits the personal liability of its directors for their conduct as directors to the maximum extent allowed by Oregon law.

In addition, Thomason Auto Credit Northwest, Inc. may maintain liability insurance for the benefit of its directors and officers.

North Carolina Registrants

Section 57D-3-31 of the North Carolina Limited Liability Company Act (the “NCLLCA”) provides that a limited liability company shall indemnify a person who is wholly successful on the merits or otherwise in the defense of any proceeding to which the person was a party because the person is or was a member, manager, or other company official if the person also is or was an interest owner at the time to which the claim relates and was acting within the person’s scope of authority as a manager, member, or other company official against expenses incurred by the person in connection with the proceeding. A North Carolina limited liability company is required to reimburse a person who is or was a member for any payment made and indemnify the person for any obligation, including any judgment, settlement, penalty, fine, or other cost, incurred or borne in the authorized conduct of the business or preservation of the business or property, whether acting in the capacity of a manager, member, or other company official if, in making the payment or incurring the obligation, the person complied with the duties and standards of conduct (i) under Section 57D-3-21 of the NCLLCA, as modified or eliminated by the operating agreement or (ii) otherwise imposed by this Chapter or other applicable law.

Section 6.3 of each of the limited liability company agreements of the limited liability companies listed below provides that each shall indemnify its members and any duly authorized agents of the company for all costs, losses, liabilities and damages paid or accrued by the members or duly authorized agents in connection with the business of the company to the fullest extent provided or allowed by the laws of North Carolina. The company may, under the same section, advance costs of defense of any proceeding to the members or duly authorized agents. Each of the following North Carolina limited liability company registrants are subject to the foregoing provisions: Crown Acura/Nissan, LLC and Crown Honda, LLC.

In addition, the North Carolina registrants may maintain liability insurance for the benefit of their directors and officers.

Florida Registrants

Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) provides, in relevant part, that a corporation may indemnify any person who was or is a party to any proceeding by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against liability incurred in connection with such proceeding, including any appeal thereof, if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful; provided, however, no indemnification shall be made in connection with any proceeding brought by or in the right of a corporation where the person involved is adjudged to be liable to the corporation, except to the extent approved by a court. To the extent that any director, officer, employee or agent of the corporation has been successful on the merits or otherwise in the defense of any of the proceedings described above, the FBCA provides that the corporation is required to indemnify such person against expenses actually and reasonably incurred in connection therewith.

The indemnification and advancement of expenses provided pursuant to Section 607.0850 are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (ii) a transaction from which the director, officer, employee, or agent derived an improper personal benefit, (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 are applicable, or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Each of the following Florida corporate registrants listed below are subject to the indemnification provision in accordance with Section 607.0850 of FBCA: Coggin Automotive Corp., Precision Computer Services, Inc., PRECISION ENTERPRISES TAMPA, INC., Precision Infiniti, Inc., PRECISION MOTORCARS, INC., and Precision Nissan, Inc.

Section 5.02 of each of the limited partnership agreements of the limited partnerships listed below provides that each may indemnify its partners, directors and officers of the partnership and any other designated person on an after-tax basis for any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax or cost or expense of any nature (including attorneys’ fees and disbursements) to the fullest extent provided or allowed by the laws of Florida; provided, however, that no indemnity shall be payable against any liability incurred by such person by reason of: (i) fraud, willful violation of law, gross negligence or such person’s material breach of the limited partnership agreement or such person’s bad faith or (ii) the receipt by such person from the partnership of a personal benefit to which such person is or was not legally entitled. In addition, Florida law requires a partnership to reimburse a partner for payments made and indemnify a partner for liabilities incurred by the partner in the ordinary course of the business of the partnership or for the preservation of its business or property. Each of the following Florida limited partnership registrants listed below are subject to the foregoing provisions: Avenues Motors, Ltd., C&O Properties, Ltd., and CHO Partnership, LTD.

The Florida registrants may maintain liability insurance for the benefit of their directors and officers.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits.

The following exhibits are filed as part of this Form S-4:

4.1.	Indenture, dated as of December 4, 2014, by and among Asbury Automotive Group, Inc., the Subsidiary Guarantors listed on Schedule I thereto and U.S. Bank National Association, as Trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 4, 2014)

4.2.	Form of 6.0% Senior Subordinated Note due 2024 (included as Exhibit A in Exhibit 4.1 and filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 4, 2014)

5.1.	Opinion of Jones Day

5.2.	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard LLP

5.3.	Opinion of Stoel Rives LLP

12.1.	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1.	Consent of Jones Day (included in exhibit 5.1)

23.2.	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard LLP (included in exhibit 5.2)

23.3.	Consent of Stoel Rives LLP (included in exhibit 5.3)

23.4.	Consent of Ernst & Young LLP

24.1.	Power of Attorney (included on signature pages hereof)

25.1.	Statement of Eligibility on Form T-1 of U.S. Bank National Association

99.1	Form of Letter of Transmittal

ITEM 22.	UNDERTAKINGS.

Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of such registrants under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrants undertake that in a primary offering of securities of such registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will be a seller to the purchaser and will each be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of such registrant or used or referred to by the undersigned registrants;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of such registrant; and

(iv) any other communication that is an offer in the offering made by such registrant to the purchaser.

(6) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by any such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

ASBURY AUTOMOTIVE GROUP, INC.

By:	/s/ Craig T. Monaghan
Name:	Craig T. Monaghan
Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig T. Monaghan Craig T. Monaghan	President and Chief Executive Officer, and Director (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Senior Vice President and Chief Financial Officer (principal financial officer)	December 10, 2014

/s/ Michael J. Sawicki Michael J. Sawicki	Controller and Chief Accounting Officer (principal accounting officer)	December 10, 2014

/s/ Michael S. Kearney Michael S. Kearney	Executive Vice President and Director	December 10, 2014

/s/ Thomas C. DeLoach Thomas C. DeLoach	Director and Non-Executive Chairman of the Board	December 10, 2014

/s/ Janet M. Clarke Janet M. Clarke	Director	December 10, 2014

/s/ Dennis E. Clements Dennis E. Clements	Director	December 10, 2014

/s/ Juanita T. James Juanita T. James	Director	December 10, 2014

/s/ Eugene S. Katz Eugene S. Katz	Director	December 10, 2014

/s/ Philip F. Maritz Philip F. Maritz	Director	December 10, 2014

/s/ Thomas J. Reddin Thomas J. Reddin	Director	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury Automotive Group L.L.C.

By:	Asbury Automotive Group, Inc., its sole member

	By:	/s/ Craig T. Monaghan
		Name:	Craig T. Monaghan
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Craig T. Monaghan Craig T. Monaghan	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial officer)	December 10, 2014

/s/ Michael Sawicki Michael Sawicki	Controller & Chief Accounting Officer (principal accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

PRECISION ENTERPRISES TAMPA, INC.

Precision Computer Services, Inc.

PLANO LINCOLN-MERCURY, INC.

Coggin Automotive Corp.

PRECISION MOTORCARS, INC.

Precision Nissan, Inc.

Precision Infiniti, Inc.

Thomason Auto Credit Northwest, Inc.

By:	/s/ Michael S. Kearney
	Name:	Michael S. Kearney
	Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	Director, President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Craig T. Monaghan Craig T. Monaghan	Director	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury CH Motors L.L.C. CP-GMC Motors L.L.C. HFP Motors L.L.C. CFP Motors L.L.C. BFP Motors L.L.C. CH Motors L.L.C. CN Motors L.L.C.

By:	Coggin Automotive Corp., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury Automotive North Carolina Real Estate Holdings L.L.C.

Asbury Automotive Southern California L.L.C.

Southern Atlantic Automotive Services, L.L.C.

Asbury Automotive Jacksonville GP L.L.C.

Asbury Automotive North Carolina L.L.C.

Mid-Atlantic Automotive Services, L.L.C.

Asbury Automotive Management L.L.C.

Mississippi Automotive Services, L.L.C.

Arkansas Automotive Services, L.L.C.

Asbury Automotive Mississippi L.L.C.

Asbury Automotive Tampa GP L.L.C.

Asbury Automotive St. Louis II L.L.C.

Missouri Automotive Services, L.L.C.

ASBURY AUTOMOTIVE ARKANSAS L.L.C.

Asbury Automotive St. Louis, L.L.C.

ASBURY AUTOMOTIVE ATLANTA II L.L.C.

Atlanta Real Estate Holdings L.L.C.

Texas Automotive Services, L.L.C.

Florida Automotive Services L.L.C.

Asbury Automotive Oregon L.L.C.

Asbury Automotive Atlanta L.L.C.

Asbury Automotive Fresno L.L.C.

Asbury Automotive Texas L.L.C.

By:	Asbury Automotive Group L.L.C., its sole member

	By:	/s/ Craig T. Monaghan
		Name:	Craig T. Monaghan
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Q Automotive Group L.L.C.

By:	Asbury Automotive Group L.L.C., its sole member

	By:	/s/ Craig T. Monaghan
		Name:	Craig T. Monaghan
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Casey S. Coffey Casey S. Coffey	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Crown Acura/Nissan, LLC
Crown Honda, LLC

By:	Asbury Automotive North Carolina Real Estate Holdings, L.L.C., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury So Cal Niss L.L.C.
ASBURY SO CAL HON L.L.C.
ASBURY SO CAL DC L.L.C.

By:	Asbury Automotive Southern California L.L.C., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury Automotive Jacksonville, L.P.

By:	Asbury Automotive Jacksonville GP L.L.C., its sole general partner

	By:	Asbury Automotive Group L.L.C., its sole member

		By:	/s/ Craig T. Monaghan
			Name:	Craig T. Monaghan
			Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury Automotive North Carolina Dealership Holdings L.L.C.

By:	Asbury Automotive North Carolina L.L.C., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury Automotive North Carolina Management L.L.C.
Crown Motorcar Company L.L.C.
Crown FFO Holdings L.L.C.
Camco Finance II L.L.C.
Crown GDO L.L.C.
Crown GHO L.L.C.
Crown CHH L.L.C.
Crown GVO L.L.C.
Crown CHO L.L.C.
Crown GBM L.L.C.
Crown GCA L.L.C.
Crown CHV L.L.C.
Crown GAC L.L.C.
Crown GPG L.L.C.
CROWN PBM L.L.C.
Crown FDO L.L.C.
Crown GNI L.L.C.
Crown RIA L.L.C.
Crown RIB L.L.C.
Crown SJC L.L.C.
Crown SNI L.L.C.

By:	Asbury Automotive North Carolina Dealership Holdings L.L.C., its sole member

By:	/s/ Michael S. Kearney
Name:	Michael S. Kearney
Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Crown FFO L.L.C.

By:	Crown FFO Holdings, L.L.C., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury MS Gray-Daniels L.L.C. Asbury MS CHEV L.L.C. ESCUDE-NN L.L.C. ESCUDE-NS L.L.C. ESCUDE-T L.L.C.

By:	Asbury Automotive Mississippi L.L.C., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

ASBURY AUTOMOTIVE TAMPA L.P.

By:	Asbury Automotive Tampa GP L.L.C., its sole general partner

	By:	Asbury Automotive Group L.L.C., its sole member

		By:	/s/ Craig T. Monaghan
			Name:	Craig T. Monaghan
			Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014
Michael S. Kearney

/s/ Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014
Keith R. Style

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury Automotive Central Florida, L.L.C.
Asbury Automotive Deland, L.L.C.
Asbury Deland Imports 2, L.L.C.
Asbury Jax Management L.L.C.
Coggin Chevrolet L.L.C.
Asbury Jax Hon L.L.C.
Asbury Jax VW L.L.C.
Asbury Jax AC, LLC
Asbury Jax K L.L.C.
CSA Imports L.L.C.
Coggin Cars L.L.C.
KP Motors L.L.C.

By:	Asbury Automotive Jacksonville L.P., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

CK Chevrolet L.L.C.
CK Motors LLC

By:	Asbury Automotive Central Florida, L.L.C., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury Deland Hund, LLC
AF Motors, L.L.C.

By:	Asbury Automotive Deland L.L.C., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury-Deland Imports, L.L.C.

By:	Asbury Deland Imports 2, L.L.C., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury Jax Holdings, L.P. Bayway Financial Services, L.P. Coggin Management, L.P. C & O PROPERTIES, LTD. CHO Partnership, LTD. Avenues Motors, Ltd. ANL, L.P.

By:	Asbury Jax Management L.L.C., its sole general partner

	By:	Asbury Automotive Jacksonville L.P., its sole member

		By:	/s/ Michael S. Kearney
			Name:	Michael S. Kearney
			Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury St. Louis Lex L.L.C.

By:	Asbury Automotive St. Louis II L.L.C., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury Automotive Arkansas Dealership Holdings L.L.C.

By:	ASBURY AUTOMOTIVE ARKANSAS L.L.C., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury AR Niss L.L.C. Premier NSN L.L.C. Prestige TOY L.L.C. Premier Pon L.L.C. Prestige Bay L.L.C. NP VKW L.L.C. NP MZD L.L.C. NP FLM L.L.C.

By:	Asbury Automotive Arkansas Dealership Holdings L.L.C., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury St. Louis Cadillac L.L.C.
ASBURY ST. LOUIS FSKR, L.L.C.
Asbury St. Louis LR L.L.C.
Asbury St. Louis M L.L.C.

By:	Asbury Automotive St. Louis, L.L.C., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury Atlanta Toy 2 L.L.C.
Asbury Atlanta Hund L.L.C.
Asbury Atlanta Toy L.L.C.
Asbury Atlanta Lex L.L.C.
Asbury Atlanta Ford, LLC
Asbury Atlanta K L.L.C.
Asbury SC LEX L.L.C.
Asbury SC TOY L.L.C.
Asbury SC JPV L.L.C.

By:	ASBURY AUTOMOTIVE ATLANTA II L.L.C., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Thomason Pontiac-GMC L.L.C.
Thomason Hund L.L.C.
Thomason Dam L.L.C.
Thomason Frd L.L.C.

By:	Asbury Automotive Oregon L.L.C., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury South Carolina Real Estate Holdings L.L.C.
Asbury Atlanta Chevrolet L.L.C.
Asbury Atlanta Jaguar L.L.C.
Asbury Atlanta Infiniti L.L.C.
Asbury Atlanta Hon L.L.C.
Asbury Atlanta Nis L.L.C.
Asbury Atlanta BM L.L.C.
Asbury Atlanta AU L.L.C.
Asbury Atlanta AC L.L.C.
Asbury Atlanta VB L.L.C.
Asbury Atlanta Inf L.L.C.
Asbury Atlanta VL L.L.C.

By:	Asbury Automotive Atlanta L.L.C., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury Sacramento Imports L.L.C.
Asbury Fresno Imports L.L.C.
Asbury No Cal Niss L.L.C.

By:	Asbury Automotive Fresno L.L.C., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury Automotive Texas Real Estate Holdings L.L.C.
McDavid Houston-Niss, L.L.C.
McDavid Houston-Hon, L.L.C.
ASBURY TEXAS D FSKR, L.L.C.
ASBURY TEXAS H FSKR, L.L.C.
McDavid Austin-Acra L.L.C.
McDavid Plano-Acra, L.L.C.
Asbury Ft. Worth Ford, LLC
McDavid Irving-Hon, L.L.C.
McDavid Frisco-Hon L.L.C.
McDavid Outfitters, L.L.C.
McDavid Grande, L.L.C.

By:	Asbury Automotive Texas L.L.C., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury Automotive Brandon, L.P.
Tampa Hund, L.P.
WMZ Motors, L.P.
WTY Motors, L.P.
Tampa Kia, L.P.
Tampa Mit, L.P.
Tampa LM, L.P.

By:	Asbury Tampa Management L.L.C., its sole general partner

	By:	Asbury Automotive Tampa, L.P., its sole member

		By:	/s/ Michael S. Kearney
			Name:	Michael S. Kearney
			Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Q Automotive Jacksonville FL, LLC Q Automotive Kennesaw GA, LLC Q Automotive Cumming GA, LLC Q Automotive Ft. Myers FL, LLC Q Automotive Brandon FL, LLC Q Automotive Orlando FL, LLC

By:	Q Automotive Group L.L.C., its sole member

	By:	/s/ Casey S. Coffey
		Name:	Casey S. Coffey
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Casey S. Coffey Casey S. Coffey	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Duluth, State of Georgia, on December 10, 2014.

Asbury Tampa Management L.L.C.
JC Dealer Systems, LLC

By:	Asbury Automotive Tampa, L.P., its sole member

	By:	/s/ Michael S. Kearney
		Name:	Michael S. Kearney
		Title:	President and Chief Executive Officer

Each person whose signature to this Registration Statement appears below hereby appoints Craig T. Monaghan, Keith R. Style and George A. Villasana, and each of them, as his or her attorney-in-fact, with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in the capacity stated below, and to file all further amendments to this Registration Statement, which amendments may make such further changes in and additions to this Registration Statement as such attorney-in-fact may deem necessary or appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael S. Kearney Michael S. Kearney	President and Chief Executive Officer (principal executive officer)	December 10, 2014

/s/ Keith R. Style Keith R. Style	Chief Financial Officer (principal financial and accounting officer)	December 10, 2014

Exhibit List

4.1.	Indenture, dated as of December 4, 2014, by and among Asbury Automotive Group, Inc., the Subsidiary Guarantors listed on Schedule I thereto and U.S. Bank National Association, as Trustee (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 4, 2014)

4.2.	Form of 6.0% Senior Subordinated Note due 2024 (included as Exhibit A in Exhibit 4.1 and filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on December 4, 2014)

5.1.	Opinion of Jones Day

5.2.	Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard LLP

5.3.	Opinion of Stoel Rives LLP

12.1.	Statement Regarding Computation of Ratio of Earnings to Fixed Charges

23.1.	Consent of Jones Day (included in exhibit 5.1)

23.2.	Consent of Brooks, Pierce, McLendon, Humphrey & Leonard LLP (included in exhibit 5.2)

23.3.	Consent of Stoel Rives LLP (included in exhibit 5.3)

23.4.	Consent of Ernst & Young LLP

24.1.	Power of Attorney (included on signature pages hereof)

25.1.	Statement of Eligibility on Form T-1 of U.S. Bank National Association

99.1	Form of Letter of Transmittal